UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.           )

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☐	Soliciting Material Pursuant to §240.14a-12
ADVANCE AUTO PARTS, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ADVANCE AUTO PARTS, INC.
5008 AIRPORT ROAD
ROANOKE, VIRGINIA 24012

______________

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

May 17, 2011
_____________

It is my pleasure to invite you to attend the 2011 Annual Meeting of the Stockholders (the “Annual Meeting”) of Advance Auto Parts, Inc. (the “Company”), a Delaware corporation, on Tuesday, May 17, 2011 at 8:30 a.m. Eastern Daylight Time (EDT).  The meeting will be held at The Hotel Roanoke and Conference Center, 110 Shenandoah Avenue, NW, Roanoke, Virginia  24016.

At the Annual Meeting, stockholders will vote on the following matters, which are further described in the attached proxy statement (the “Proxy Statement”):

1.	Election of the nine nominees named in the Proxy Statement to the Board of Directors to serve until the 2012 annual meeting of stockholders;

2.	Advisory vote on the compensation of the Company’s named executive officers;

3.	Advisory vote on how often the Company will conduct a stockholder advisory vote on the compensation of the Company’s named executive officers;

4.	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2011; and

5.	Action upon such other matters, if any, as may properly come before the meeting.

The Board of Directors set March 23, 2011 as the Record Date.  Only holders of record of our common stock at the close of business on that day are entitled to vote at our Annual Meeting or any adjournment of our Annual Meeting.

We invite you to attend our Annual Meeting and vote.  We urge you, after reading the Proxy Statement, to sign and return the enclosed proxy card as promptly as possible in the enclosed postage prepaid envelope or vote your proxy by Internet or telephone by following the instructions on the form of proxy.  If you attend our Annual Meeting, you may vote in person, even if you previously voted by proxy.

By order of the Board of Directors,

Sarah E. Powell
Senior Vice President, General Counsel
and Corporate Secretary
Roanoke, Virginia
April 7, 2011

TABLE OF CONTENTS

ABOUT THE ANNUAL MEETING AND VOTING	1

PROPOSAL NO. 1 ELECTION OF DIRECTORS	7

Nominees for Election to Our Board	7

CORPORATE GOVERNANCE	11

MEETINGS AND COMMITTEES OF THE BOARD	15

COMPENSATION COMMITTEE REPORT	18

COMPENSATION DISCUSSION AND ANALYSIS	18

ADDITIONAL INFORMATION REGARDING EXECUTIVE COMPENSATION	30

Summary Compensation Table	30

2010 Grants of Plan-Based Awards Table	32

Outstanding Equity Awards at 2010 Fiscal Year-End Table	34

2010 Option Exercises and Stock Vested Table	36

2010 Non-Qualified Deferred Compensation Table	36

Potential Payments Upon Termination of Employment or Change in Control Table	37

PROPOSAL NO. 2 STOCKHOLDER ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS	39

PROPOSAL NO. 3 STOCKHOLDER ADVISORY VOTE ON THE FREQUENCY OF THE STOCKHOLDER ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS	40

EQUITY COMPENSATION PLAN INFORMATION TABLE	41

NON-MANAGEMENT DIRECTOR COMPENSATION	41

INFORMATION CONCERNING OUR EXECUTIVE OFFICERS	43

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	45

STOCK OWNERSHIP GUIDELINES FOR DIRECTORS AND EXECUTIVE OFFICERS	48

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	48

PROPOSAL NO. 4 RATIFICATION OF APPOINTMENT BY THE AUDIT COMMITTEE OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011	49

2010 and 2009 Audit Fees	49

AUDIT COMMITTEE REPORT	50

OTHER MATTERS	51

i

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ADVANCE AUTO PARTS, INC.
PROXY STATEMENT
FOR 2011 ANNUAL MEETING OF STOCKHOLDERS
______________

ABOUT THE ANNUAL MEETING AND VOTING

Important Notice Regarding Availability of Proxy Materials for Stockholder Meeting to be Held on May 17, 2011.

This Proxy Statement and the 2010 annual report to shareholders are available on our Internet website at www.AdvanceAutoParts.com.

What is the purpose of the Annual Meeting?

At our Annual Meeting, the stockholders will act upon the matters outlined in the Notice of Meeting on the first page of this Proxy Statement, including the election of the nine nominees named below as directors, an advisory vote on the compensation of our named executive officers, an advisory vote on the frequency of the advisory vote on the compensation of our named executive officers and the ratification of our independent registered public accounting firm (the “independent auditors”).  This Proxy Statement summarizes the information you need to know to vote at the Annual Meeting.  This Proxy Statement and form of proxy were first mailed to stockholders on or about April 7, 2011.

Where will the Meeting be held?

The 2011 Annual Meeting will be held on Tuesday, May 17, 2011 at 8:30 a.m. (EDT), at The Hotel Roanoke and Conference Center, 110 Shenandoah Avenue, NW, Roanoke, Virginia 24016.  The Hotel Roanoke and Conference Center is accessible to persons with disabilities.  If you have a disability, we can provide reasonable assistance to help you participate in the meeting upon request.

Who is soliciting my vote?

Our Board of Directors (“Board”) is soliciting your proxy to vote at the Annual Meeting.

What am I voting on?

You are voting on four proposals:

1.	The election of the following nine nominees to the Board of Directors to serve until the 2012 annual meeting of stockholders:

• John F. Bergstrom	• William S. Oglesby
• John C. Brouillard	• J. Paul Raines
• Fiona P. Dias	• Gilbert T. Ray
• Frances X. Frei	• Carlos A. Saladrigas
• Darren R. Jackson

2.	Advisory vote on the compensation of the Company’s named executive officers;

3.	Advisory vote on how often the Company will conduct a stockholder advisory vote on the compensation of the Company’s named executive officers; and

4.	Ratification of the appointment of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for 2011.

What are the voting recommendations of the Board?

The Board recommends the following votes:

1.	FOR each of the nine director nominees to the Board (“Proposal No. 1”);

2.	FOR the approval of the compensation of the Company’s named executive officers (“Proposal No. 2”);

3.	FOR the approval of an annual stockholder advisory vote on the approval of the compensation of the Company’s named executive officers (“Proposal No. 3”); and

4.	FOR the ratification of the appointment of Deloitte as our independent registered public accounting firm for 2011 (“Proposal No. 4”).

Will any other matters be voted on?

The Board does not intend to present any other matters at the Annual Meeting.  We do not know of any other matters that will be brought before the stockholders for a vote at the Annual Meeting.  If any other matter is properly brought before the Annual Meeting, your signed proxy card gives authority to Sarah E. Powell and Michael A. Norona as proxies, with full power of substitution (“Proxies”), to vote on such matters in their discretion in accordance with their best judgment.

Who is entitled to vote?

Stockholders of record as of the close of business on March 23, 2011 (the “Record Date”) are entitled to vote at the Annual Meeting.

How many votes do I have?

You will have one vote for every share of Company common stock that you owned at the close of business on the Record Date.  You are not entitled to cumulate your votes.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Many stockholders hold their shares through a broker or bank rather than directly in their own names.  As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record
If your shares are registered directly in your name with our transfer agent, BNY Mellon Shareowner Services, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by the Company.

Beneficial Owner
If your shares are held in a stock brokerage account or by a bank, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your bank or broker, which is considered the stockholder of record of these shares.  As the beneficial owner, you have the right to direct your bank or broker how to vote and are also invited to attend the Annual Meeting.  However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you bring with you a legal proxy from the stockholder of record.  Your bank or broker has enclosed a voting instruction card for you to use for providing directions for how to vote your shares.

How do I vote?

If you are a stockholder of record, there are four ways to vote:

•	By Internet at www.proxyvote.com;

•	By toll-free telephone at 1-800-690-6903;

•	By completing and mailing your proxy card; or

•	By written ballot at the Annual Meeting.

If you vote by Internet or telephone, your vote must be received by 11:59 P.M. (EDT) on May 16, 2011, the day before the Annual Meeting.  Your shares will be voted as you indicate.  If you sign and return your proxy card but you do not indicate your voting preferences, the Proxies will vote your shares FOR Proposal Nos. 1, 2 and 4 and FOR an ANNUAL vote on Proposal No. 3.

If your shares are held in street name, you should follow the voting directions provided by your bank or broker.  You may complete and mail a voting instruction card to your bank or broker or, in most cases, submit voting instructions by the Internet or telephone to your bank or broker.  If you provide specific voting instructions by mail, the Internet or telephone, your shares should be voted by your bank or broker as you have directed.  AS A RESULT OF THE NEW YORK STOCK EXCHANGE’S RULES, YOUR BANK OR BROKER CANNOT VOTE WITH RESPECT TO PROPOSAL NOS. 1, 2 OR 3 UNLESS IT RECEIVES VOTING INSTRUCTIONS FROM YOU.

We will distribute written ballots at the Annual Meeting to any stockholder who wants to vote.  If you hold your shares in street name, you must request a legal proxy from your bank or broker to vote in person at the Annual Meeting.

Can I change my vote or revoke my proxy?

Yes.  If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

•	Entering a new vote by Internet or telephone;

•	Returning a later-dated proxy card;

•
Sending written notice of revocation to Sarah E. Powell, Senior Vice President, General Counsel and Corporate Secretary, at the Company’s address of record, which is 5008 Airport Road, Roanoke, VA 24012; or

•	Completing a written ballot at the Annual Meeting.

If your shares are held in street name, you must follow the specific directions provided to you by your bank or broker to change or revoke any instructions you have already provided to your bank or broker.

Is my vote confidential?

It is the policy of the Company that all proxies, ballots, voting instructions and tabulations that identify the vote of a stockholder will be kept confidential from the Company, its directors, officers and employees until after the final vote is tabulated and announced, except in limited circumstances, including: any contested solicitation of proxies, when required to meet a legal requirement, to defend a claim against the Company or to assert a claim by the Company and when written comments by a stockholder appear on a proxy card or other voting material.

How are votes counted?

Votes are counted by inspectors of election designated by the corporate secretary.

Who pays for soliciting proxies?

We will pay for the cost of preparing, assembling, printing and mailing this Proxy Statement and the accompanying form of proxy to our stockholders, as well as the cost of soliciting proxies relating to the meeting. We may request banks and brokers to solicit their customers, on whose behalf such banks and brokers hold our common stock in street name.  We will reimburse these banks and brokers for their reasonable out-of-pocket expenses for these solicitations.  Our officers, directors and employees may supplement these solicitations of proxies by telephone, facsimile, e-mail and personal solicitation.  We will pay no additional compensation to our officers, directors or employees for these activities.

What is the quorum requirement of the Annual Meeting?

A majority of the outstanding shares of our common stock on the Record Date, represented in person or by proxy at the Annual Meeting, constitutes a quorum for voting on proposals at the Annual Meeting.  If you vote, your shares will be part of the quorum.  Abstentions, including those recorded by brokers holding their customers’ shares, will be counted in determining the quorum.  On the Record Date, there were 78,941,701 shares outstanding and 313 stockholders of record.  A majority of our common stock, or 39,470,851 shares, will constitute a quorum.

What are broker non-votes?

Broker non-votes occur when holders of record, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial owners by the date specified in the statement requesting voting instructions that has been provided by the bank or broker.

If that happens, the bank or broker may vote those shares only on matters as permitted by The New York Stock Exchange.  The New York Stock Exchange prohibits banks and brokers from voting uninstructed shares in the election of directors and in matters related to executive compensation; accordingly, banks and brokers cannot vote with respect to Proposal Nos. 1, 2 or 3 unless they receive voting instructions from the beneficial owners.  Broker non-votes will not affect the outcome of Proposal No. 4 being voted on at the Annual Meeting, assuming that a quorum is obtained.

What vote is required to approve each proposal?

Proposal No. 1.  For the election of directors, the nine nominees for director will be elected if they receive a majority of the votes cast at the Annual Meeting for the election of directors.  For purposes of the election of directors, a majority of votes cast means that the number of shares voted “for” a director’s election exceeds 50 percent of the number of votes cast with respect to that director’s election, and votes cast include votes to withhold authority and exclude abstentions and broker non-votes.

Proposal No. 2.  For the advisory vote on the compensation of the Company’s named executive officers, the vote is non-binding and, therefore, no specific vote is required to approve the proposal.  However, the Board and the Compensation Committee will review the voting results and consider them in making future decisions about executive compensation programs.

Proposal No. 3.  For the advisory vote on how often stockholders will be given the opportunity to vote on the compensation of the Company’s executive officers, the vote is non-binding and, therefore, no specific vote is required to approve the proposal.  However, the Board will consider the voting results in making the decision on the frequency of the stockholder vote on executive compensation, and the Company will report the Board’s final intent in the Report on Form 8-K that reports the results of the voting at the Annual Meeting.

Proposal No. 4.  Ratification of our independent registered public accounting firm requires the approving vote of a majority of the votes cast on this proposal by the holders of shares of our common stock who are present, or represented, and entitled to vote at the Annual Meeting.  Abstentions count as votes cast and have the effect of a vote against the proposal.  The number of votes cast excludes broker non-votes.

Who can attend the Annual Meeting?

Only Advance Auto Parts stockholders as of the close of business on the Record Date may attend the Annual Meeting.

What do I need to do to attend the Annual Meeting?

If you are a stockholder of record, your proxy card is your admission ticket to the Annual Meeting.  If you own shares in street name, you will need to ask your broker or bank for an admission ticket in the form of a legal proxy.  You will need to bring the legal proxy with you to the Annual Meeting along with valid picture identification.  If you do not receive the legal proxy in time, bring your most recent brokerage statement with you to the Annual Meeting.  We can use your statement to verify your ownership of our common stock and admit you to the Annual Meeting; however, you will not be able to vote your shares at the Annual Meeting without a legal proxy.

What does it mean if I get more than one proxy card?

It means you own shares in more than one account.  You should vote the shares on each of your proxy cards.

How can I consolidate multiple accounts registered in variations of the same name?

If you have multiple accounts, we encourage you to consolidate your accounts by having all your shares registered in exactly the same name and address.  You may do this by contacting our transfer agent, BNY Mellon Shareowner Services, toll-free at (866) 865-6327 or at P.O. Box 358015, Pittsburgh, PA 15252-8015, Attention: Shareholder Correspondence.

I own my shares indirectly through my broker, bank or other nominee, and I receive multiple copies of the annual report, proxy statement and other mailings because more than one person in my household is a beneficial owner.  How can I change the number of copies of these mailings that are sent to my household?

If you and other members of your household are beneficial owners, you may eliminate this duplication of mailings by contacting your broker, bank or other nominee.  Duplicate mailings in most cases are wasteful for us and inconvenient for you, and we encourage you to eliminate them whenever you can.  If you have eliminated duplicate mailings, but for any reason would like to resume them, you must contact your broker, bank or other nominee.

I own my shares directly as a registered owner of Company stock and so do other members of my family living in my household.  How can I change the number of copies of the annual report and proxy statement being delivered to my household?

Family members living in the same household generally receive only one copy per household of the annual report, proxy statement and most other mailings.  The only item which is separately mailed for each registered stockholder or account is a proxy card.  If you wish to start receiving separate copies in your name, apart from others in your household, you must contact BNY Mellon Shareowner Services toll-free at (866) 865-6327 or at P.O. Box 358015, Pittsburgh, PA 15252-8015, Attention: Shareholder Correspondence, and request that action.  Within 30 days after your request is received we will start sending you separate mailings.  If, for any reason, you and members of your household are receiving multiple copies and you want to eliminate the duplications, please also contact BNY Mellon Shareowner Services and request that action.  That request must be made by each person in the household entitled to receive the materials.

Multiple stockholders live in my household and together we received only one copy of this year’s annual report and Proxy Statement.  How can I obtain my own separate copy of those documents for the Annual Meeting in May?

You may pick up copies in person at the Annual Meeting or download them from our Internet website, www.AdvanceAutoParts.com (click on the homepage link to 2011 Annual Meeting materials).  If you want copies mailed to you and you are a beneficial owner, you must request them from your broker, bank, or other nominee.  If you want copies mailed to you and you are a stockholder of record, we will mail them promptly if you request them from our corporate office by phone at (540) 561-6444 or by mail to 5008 Airport Road, Roanoke, VA 24102, Attention: Investor Relations.  We cannot guarantee you will receive mailed copies before the Annual Meeting.

Where can I find the voting results of the Annual Meeting?

We plan to announce preliminary voting results at the Annual Meeting and publish final results in a Report on Form 8-K within four business days following the Annual Meeting.

What is the deadline for consideration of shareholder proposals or director nominations for the 2012 annual meeting of stockholders?

If you are a stockholder and you want to present a proposal at the 2012 annual meeting and have it included in our proxy statement for that meeting, you must submit the proposal in writing at our offices at 5008 Airport Road, Roanoke, Virginia 24012, Attention: Corporate Secretary, on or before December 9, 2011.  Applicable Securities and Exchange Commission (“SEC”) rules and regulations govern the submission of stockholder proposals and our consideration of them for inclusion in next year’s proxy statement.

If you want to present a proposal at the 2012 annual meeting (but not have the proposal included in our proxy statement) or to nominate a person for election as a director, you must comply with the requirements set forth in our by-laws.  Our by-laws require, among other things, that our corporate secretary receive written notice from the record holder of intent to present such proposal or nomination no less than 120 days and no more than 150 days prior to the first anniversary of the date of the preceding year’s annual meeting.  Therefore, we must receive notice of such proposal no earlier than December 19, 2011, and no later than January 18, 2012.  The notice must contain the information required by our by-laws.  You may obtain a print copy of our by-laws by submitting a request to: Advance Auto Parts, 5008 Airport Road, Roanoke, Virginia 24012, Attention: Corporate Secretary.  Our by-laws are also available on our website at www.AdvanceAutoParts.com.  Management may vote proxies in its discretion on any matter at the 2012 annual meeting if we do not receive notice of the matter within the time frame described in this paragraph.  In addition, our Chair or any other person presiding at the meeting may exclude any matter that is not properly presented in accordance with these requirements.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At the Annual Meeting, you will vote to elect as directors the nine nominees listed below to serve until our 2012 Annual Meeting of stockholders or until their respective successors are elected and qualified.  Our Board has nominated John F. Bergstrom, John C. Brouillard, Fiona P. Dias, Frances X. Frei, Darren R. Jackson, William S. Oglesby, J. Paul Raines, Gilbert T. Ray and Carlos A. Saladrigas for election as directors.  All of the nominees are current members of our Board.  Each nominee has consented to being named in this Proxy Statement as a nominee and has agreed to serve as a director if elected.  None of the nominees to our Board has any family relationship with any other nominee or with any of our executive officers.  Francesca M. Spinelli, who has been a director since November 2002, was not nominated for re-election and will retire from the Board following the Annual Meeting.  After reviewing the qualifications, experience and attributes of the remaining nine directors who have been nominated for re-election, our Board has determined not to nominate a successor for Ms. Spinelli and to reduce the size of the Board to nine members effective upon her retirement.  In the normal course of its deliberations, our Board may decide at a later time to add one or more directors who possess skills and experience that may be beneficial to our Board and our Company.

The persons named as Proxies in the accompanying form of proxy have advised us that at the Annual Meeting, unless otherwise directed, they intend to vote the shares covered by the proxies FOR the election of the nominees named above.  If one or more of the nominees are unable to serve, or for good cause will not serve, the persons named as Proxies may vote for the election of any substitute nominees that our Board may propose.  The persons named as Proxies may not vote for a greater number of persons than the number of nominees named above.

 Nominees for Election to Our Board

The following table provides information about our nominees for director as of the Record Date, March 23, 2011.

Name	Age	Position
John F. Bergstrom (2)(3)	64	Director
John C. Brouillard(1)(4)	62	Chair
Fiona P. Dias(2)	45	Director
Frances X. Frei(4)	47	Director
Darren R. Jackson	46	Director and Chief Executive Officer
William S. Oglesby(3)	51	Director
J. Paul Raines(3)	46	Director
Gilbert T. Ray(1)(4)	66	Director
Carlos A. Saladrigas(1)(3)	62	Director
_______________
(1)	Member of Audit Committee
(2)	Member of Compensation Committee
(3)	Member of Finance Committee
(4)	Member of Nominating and Corporate Governance Committee

Mr. Bergstrom, Director, became a member of our Board in May 2008.  Mr. Bergstrom is the Chairman and Chief Executive Officer of Bergstrom Corporation, which is one of the top 50 automobile dealership groups in America.   Mr. Bergstrom has served in his current role at Bergstrom Corporation for the past five years.  Mr. Bergstrom has served as a director of Associated Banc-Corp, a diversified bank holding company, since December 2010; Kimberly-Clark Corporation, a global health and hygiene company, since 1987; Wisconsin Energy Corporation, a diversified energy company, since 1987; and Midwest Airlines, a passenger airline company, from 1993 to July 2009.

Bergstrom Corporation has been cited as the number one quality automotive dealer in the country and highlighted for its focus on outstanding customer service.  With over 35 years of experience in automotive sales, service and parts management in an organization representing all major automotive manufacturers that distribute cars in the United States, Mr. Bergstrom brings a unique and valuable point of view to our Board.  In addition, as a result of his service as a director of several other public companies, including membership on the compensation committee of Wisconsin Energy, he is in a position to share with the Board his experience with governance issues facing public companies.

Mr. Brouillard, Chair, became a member of our Board in May 2004 and was appointed Lead Director on February 14, 2007.  Mr. Brouillard served as the interim Chair, President and Chief Executive Officer of the Company from May 2007 until January 2008, when he became the non-executive Chair of the Board.  Mr. Brouillard retired as Chief Administrative and Financial Officer of H.E. Butt Grocery Company, a regional food retailer, in June 2005, a position that he had held since February 1991.  From 1977 to 1991, Mr. Brouillard held various positions with Hills Department Stores, a discount department store company, including serving as President of that company.  Mr. Brouillard also served as a director of Eddie Bauer Holdings, Inc., a multi-channel retailer, from June 2005 to May 2009.

Mr. Brouillard’s background as a chief administrative and financial officer with a grocery retail company recognized for outstanding customer service provides him with strong insights into the types of management and financial issues that face companies in the retail sector.  After having served on our Board for over six years, including two years as the independent Board Chair and eight months as the interim Chief Executive Officer of the Company, Mr. Brouillard is uniquely situated to understand the inner workings of Advance’s Board and management processes.  His considerable experience in finance and accounting matters are particularly valuable to the deliberations of the Audit Committee, and his past service on the board of another public company has strengthened his understanding of the governance concerns facing public companies.

Ms. Dias, Director, became a member of our Board in September 2009.  Ms. Dias is currently Executive Vice President, Strategy & Marketing, of GSI Commerce, Inc., a provider of e-commerce and interactive marketing services, and has held this position since February 2007.  Previously Ms. Dias served as Executive Vice President and Chief Marketing Officer at Circuit City Stores, Inc., a specialty retailer of consumer electronics, from May 2005 to August 2006 and held Senior Vice President positions at Circuit City from November 2000 to April 2005.  Prior to 2000, Ms. Dias held senior marketing positions with PepsiCo, Inc., Pennzoil-Quaker State Company and The Procter & Gamble Company.  Ms. Dias has served as a director of Choice Hotels, Inc., a hotel franchisor, since 2004; and as a director of Lifetime Brands, Inc., a designer, developer and marketer of nationally branded consumer products, from November 2006 to September 2007.

Ms. Dias possesses extensive experience in marketing and managing consumer and retail brands.  Her experience with developing, implementing and assessing marketing plans and initiatives allows the Board to benefit from her marketing expertise.  In addition, Ms. Dias’ e-commerce and digital marketing experience with a broad spectrum of brands aligns well with the Board’s review and assessment of the Company’s multi-channel strategies.  Her position as a director of other public companies, including membership on the compensation committee of Choice Hotels, also enables her to share with the Board her experience with governance issues facing public companies.

Professor Frei, Director, became a member of our Board in December 2009.  She is currently UPS Foundation Professor of Service Management in Harvard Business School’s Technology and Operations Management Department, and has held this position since July 2009.  Professor Frei is also the Co-Founder of Concire Leadership Institute, LLC, a provider of customized learning and advisory services to help individuals and organizations achieve exceptional performance.  In August 2010, Professor Frei was appointed Chair of Harvard Business School’s MBA Required Curriculum.  Previously, she served at the Harvard Business School as Associate Professor from July 2003 to July 2009 and as Assistant Professor from July 1998 to July 2003.

As a result of her education and experience in the area of organizational excellence, Professor Frei provides valuable insights on the strategic direction of the Company.  As Harvard Business School’s resident expert on service management, Professor Frei has focused her scholarship and teaching on helping leaders to compete on the basis of excellence.  Her ideas have shaped the strategies and operations of the world’s most competitive companies.  She is a leading authority on designing, leading and scaling exceptional service firms.  Professor Frei’s study of the world’s best service companies is reported in her article entitled “The Four Things a Service Business Must Get Right,” which was published in the April 2008 edition of the Harvard Business Review.  Her work on leadership, “Stop Holding Yourself Back,” was published in the January 2011 edition of the Harvard Business Review.

Mr. Jackson, Director and Chief Executive Officer, became a member of our Board in July 2004.  Mr. Jackson became the President and Chief Executive Officer on January 7, 2008, and has served as Chief Executive Officer since January 27, 2009.  Prior to joining us, Mr. Jackson served in various executive positions with Best Buy Co., Inc., a specialty retailer of consumer electronics, office products, appliances and software, ultimately serving from July 2007 to December 2007 as Executive Vice President of Customer Operating Groups.  He joined Best Buy in 2000 and was appointed as its Executive Vice President-Finance and Chief Financial Officer in February of 2001.  Prior to 2000, he served as Vice President and Chief Financial Officer of Nordstrom, Inc., Full-line Stores, a fashion specialty retailer, and held various senior positions including Chief Financial Officer of Carson Pirie Scott & Company, a regional department store company.  He began his career at KPMG.  Mr. Jackson serves as Chairman of the Board of Trustees at Marquette University.

Mr. Jackson has served as a member of our Board for over six years and as the Company’s Chief Executive Officer for over three years.  Mr. Jackson’s experience in financial management with several large retail companies and his experience in guiding the Company through its strategic turnaround provide him with unique insights into the challenges and opportunities of overseeing the operations and management of the Company.

Mr. Oglesby, Director, became a member of our Board in December 2004.  Mr. Oglesby is currently Senior Managing Director for The Blackstone Group, L.P., a global investment and advisory firm, and has held this position since April 2004.  Mr. Oglesby has over 25 years of investment experience as a result of holding managing director positions with Credit Suisse First Boston; Donaldson Lufkin & Jenrette; and Kidder, Peabody & Co.

Mr. Oglesby has served on our Board for over six years.  With his broad experience in the investment banking business, Mr. Oglesby is uniquely equipped to provide the Board with insights into capitalization strategies, capital markets mechanics and strategic expansion opportunities.

Mr. Raines, Director, became a member of our Board in February 2010.  Mr. Raines is currently the Chief Executive Officer for GameStop Corporation, a video game and entertainment software retailer, and has held that position since June 2010.  From September 2008 to June 2010 he served as Chief Operation Officer of GameStop. In his current role, Mr. Raines is responsible for all store operations, merchandising, marketing, supply chain and real estate activities for GameStop in the United States and Canada.  Previously, Mr. Raines served as the Executive Vice President – U.S. Stores of The Home Depot, Inc., a home improvement specialty retailer, from April 2007 to August 2008.  Prior to that time, he served in various management roles with The Home Depot, Inc., including as President – Southern Division from February 2005 to April 2007; as Vice President – Florida from April 2003 through January 2005; as Vice President – Store Operations from January 2002 through April 2003; and as Director of Labor Management from January 2000 through January 2002.

Mr. Raines brings to the Board extensive experience in the strategic, operational and merchandising aspects of retail businesses.  He also has broad international experience in Latin America, Europe and Asia.  The Board draws on Mr. Raines’ insights gained from his experience and expertise in the areas of retail strategy, store operations, customer service, merchandising, manufacturing, marketing, loss prevention, real estate, supply chain and global sourcing.

Mr. Ray, Director, became a member of our Board in December 2002.  Mr. Ray was a partner of the law firm of O’Melveny & Myers LLP until his retirement in February 2000.  Mr. Ray has been a member of the boards of Towers Watson & Co., formerly Wyatt Worldwide, Inc., a professional services company, since 2000; Dine Equity, Inc., the restaurant holding company of Applebee’s and IHOP, since 2004; and Diamond Rock Hospitality Company, a lodging-focused real estate company, since 2004.  Mr. Ray is also a trustee of SunAmerica Series Trust and Season Series Trust, providers of variable annuity funds, and The John Randolph Haynes and Dora Haynes Foundation, a provider of private grant funding for scholarly work in public policy and social science research.

Mr. Ray has served on our Board for over eight years and provides institutional knowledge and continuity to our Board.   His experience as an attorney allows Mr. Ray to provide guidance to the Company on legal and fiduciary matters.  He has extensive experience with conventional corporate and tax-exempt transactions, as well as international finance.   In addition, Mr. Ray’s service as a director on the boards of other public companies provides the Company with valuable insights on corporate governance issues that face the Board and the Company.

Mr. Saladrigas, Director, became a member of our Board in May 2003.  Mr. Saladrigas has been the Chairman and Chief Executive Officer of Regis HR Group, a Professional Employee Organization, since July 2009.  Mr. Saladrigas served as Chairman of the Premier American Bank in Miami, Florida from September 2001 until June 2007.  Mr. Saladrigas served as the Vice Chairman of Premier American Bank until his resignation in July 2008.  A receiver was appointed for Premier American Bank in January 2010.  From November 1984 to May 2002, he was the Chief Executive Officer of ADP TotalSource (previously The Vincam Group, Inc.), a human resources outsourcing company that provides human resource functions to small and mid-sized businesses.  Mr. Saladrigas has served as a director of Progress Energy, Inc., an energy utility company, since 2001; Carolina Power & Light Company, an energy utility company, since 2001; and Florida Progress Corporation, a diversified holding company whose primary businesses are fuel supply and power, since 2001.  He has also served as a member of the Latino/Hispanic Advisory Board for PepsiCo.

Mr. Saladrigas has served on our Board for over seven years.   He provides stability and continuity to the Board as well as valuable leadership related to his experience in financial management and as a human resources professional.  He has been designated by the Board as an Audit Committee financial expert consistent with SEC regulations.  Mr. Saladrigas provides the Board with relevant insights into the Latino/Hispanic segment of the Company’s customer baseues that face the Board and the Company.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE FOR EACH OF OUR BOARD’S NOMINEES.

CORPORATE GOVERNANCE

 Overview

Our Company believes that good corporate governance practices reflect our values and support our strong strategic and financial performance.  The compass of our corporate governance practices can be found in our by-laws, our Guidelines on Significant Governance Issues and our Code of Ethics and Business Conduct, which were adopted by our Board to guide our Company, our Board and our employees (“Team Members”).  Our by-laws provide that in an uncontested election, directors must receive a majority of the votes cast at the Annual Meeting for the election of directors.  Each standing committee of the Board of Directors has a charter, which can be found at www.AdvanceAutoParts.com, that spells out the committee’s roles and responsibilities assigned to it by the Board.  In addition, the Board has established policies and procedures that address matters such as chief executive officer succession planning, transactions with related persons, risk oversight, communications with the Board by shareholders and other interested parties, as well as the independence and qualifications of our directors.  The following pages provide insights into how the Board has implemented these policies and procedures to benefit our Company and our stockholders.

 Guidelines on Significant Governance Issues

The responsibility of our Board is to review, approve and regularly monitor the effectiveness of our fundamental operating, financial and other business plans, as well as our policies and decisions, including the execution of our strategies and objectives. Accordingly, our Board has adopted guidelines on the following significant governance issues:

•
the structure of our Board, including, among other things, the size, mix of independent and non-independent members, membership criteria, term of service, compensation and assessment of performance of our Board;

•
Board procedural matters, including, among other things, selection of the chair of the Board, Board meetings, Board communications, retention of counsel and advisors and our expectations regarding the performance of our directors;

•
committee matters, including, among other things, the types of committees, charters of committees, independence of committee members, chairs of committees, service of committee members, committee agendas and committee minutes and reports;

•	chief executive officer evaluation, management development and succession planning;
•	codes of conduct; and
•
other matters, including charitable contributions, use of the corporate airplane, auditor services, Board access to management and interaction with third parties, directors and officers insurance and the indemnification/limitation of liability of directors, our policy prohibiting Company loans to our executive officers and directors, and confidential stockholder voting.

A complete copy of our Guidelines on Significant Governance Issues is available on our website at www.AdvanceAutoParts.com under the Investor Relations section.

 Director Independence

Our Board, after consultation with and upon the recommendation of the Nominating and Corporate Governance Committee, determined that Messrs. Bergstrom, Brouillard, Oglesby, Raines, Ray and Saladrigas, Professor Frei and Mses. Dias and  Spinelli are each “independent” directors under the listing standards of the New York Stock Exchange (“NYSE”), because each of these directors: (1) has no material relationship with us or our subsidiaries, either directly or indirectly as a partner, shareholder or officer of an organization that has a relationship with us or our subsidiaries and (2) satisfies the “bright line independence” criteria set forth in Section 303A.02(b) of the NYSE’s listing standards.  In addition, based on such standards, the Board determined that Mr. Jackson is not independent because he is our Chief Executive Officer.  The Board made this determination after assessing the issue of materiality of any relationship not merely from the standpoint of each director or nominee, but also from that of persons or organizations with which the director or nominee may have an affiliation, based upon all facts and circumstances known to the Board, including, among other things, a review of questionnaires submitted by these directors and a review of a recent resume or biography of each director.  Our Board reviews each director’s status under this definition annually with the assistance of the Nominating and Corporate Governance Committee.  Each director is required to keep the Nominating and Corporate Governance Committee fully and promptly informed as to any developments that might affect his or her independence.

Meetings of Independent Directors

During 2010, the independent directors on our Board met a total of four times.  During 2010, these meetings were presided over by Mr. Brouillard, the non-executive Chair of the Board.  For 2011, our independent directors are scheduled to meet separately in conjunction with each of the four scheduled non-telephonic meetings of the Board.  Mr. Brouillard is expected to preside over these meetings during 2011.

Board Leadership Structure

Our Guidelines on Significant Governance Issues and by-laws allow the Board to combine or separate the roles of the Chair of the Board and the Chief Executive Officer.  Immediately prior to Mr. Jackson’s appointment as President and Chief Executive Officer, Mr. Brouillard served as the Company’s interim Chair, President and Chief Executive Officer.  At the time of Mr. Jackson’s appointment, his prior experience had primarily been in financial management and leadership roles at various retail companies. The Board decided to retain Mr. Brouillard as the independent Chair of the Board in order to provide Mr. Jackson with an opportunity to lead the Company’s management with the support and guidance of an experienced chief executive officer serving in the role of the independent Board Chair.  The Board regularly considers whether to maintain the separation of the roles of Chair and Chief Executive Officer.  The Board believes that Mr. Brouillard has continued to serve a valuable role in supporting Mr. Jackson and providing leadership to the Board as a whole and has decided to maintain the separation of those roles at this time.  In the event that the Board chooses to combine those roles, the Company’s governance guidelines provide for the selection of an independent lead director.  The responsibilities of the independent Chair or independent lead director include presiding over meetings of the Board or of the independent directors and participating in development of the Board’s agenda, as well as facilitating the discussions and interactions of the Board to ensure that all directors’ viewpoints are heard and considered.

Stockholder and Interested Party Communications with our Board

Communications with our Board Generally.  Stockholders who desire to communicate with our Board, or with a specific director, including on an anonymous or confidential basis, may do so by delivering a written communication to our Board, c/o Advance Auto Parts, Inc., 5008 Airport Road, Roanoke, Virginia 24012, Attention: General Counsel.  The general counsel will not edit or modify any such communication received and will forward each such communication to the appropriate director or directors, as specified in the communication.  If the envelope containing a communication that a stockholder wishes to be confidential is conspicuously marked “Confidential,” the general counsel will not open the communication.  Communications will be forwarded by the general counsel to our Board or any specified directors on a bi-monthly basis.  The general counsel will ensure the timely delivery of time sensitive communications to the extent such communication indicates time sensitivity.  In addition, we have a policy that each of our directors should make every reasonable effort to attend each annual meeting of stockholders.  All directors were in attendance at our 2010 annual meeting of stockholders.

Interested Party Communications with our Independent Directors, our Non-Management Directors or our Board Chair.  Any interested party, including stockholders, who desires to communicate directly with one or more of the independent directors, our non-management directors as a group or our Board Chair, including on an anonymous or confidential basis, may do so by delivering a written communication to the independent directors, the non-management directors as a group or to our Board Chair, c/o Advance Auto Parts, Inc., 5008 Airport Road, Roanoke, Virginia  24012, Attention: General Counsel.  The general counsel will not open any such communication received and will forward each such communication to the appropriate individual director or group of directors, as specified in the communication.  Such communications will not be disclosed to the non-independent or management members of our Board or to management unless so instructed by the independent or non-management directors.  Communications will be forwarded by the general counsel on a bi-monthly basis.  The general counsel will ensure the timely delivery of time sensitive communications to the extent such communication indicates time sensitivity.

Nominations for Directors

Identifying Director Candidates.  The Nominating and Corporate Governance Committee is responsible for leading the search for and evaluating qualified individuals to become nominees for election as directors.  The Committee is authorized to retain a search firm to assist in identifying, screening and attracting director candidates.  During 2010 the Committee did not utilize the services of an executive search firm to assist in identifying potential director candidates.     After a director candidate has been identified, the Committee evaluates each candidate for director within the context of the needs of the Board in its composition as a whole.  The Committee considers such factors as the candidate’s business experience, skills, independence, judgment and ability and willingness to commit sufficient time and attention to the activities of the Board.  At a minimum, committee-recommended candidates for nomination must possess the highest personal and professional ethics, integrity and values, and commit to representing the long-term interests of our stockholders.

In addition to determining whether a candidate for director possesses the qualifications and experience that are a prerequisite for nomination, the Nominating and Corporate Governance Committee considers whether a candidate’s background and experience would complement the skills and experience of the existing Board members.  The Nominating and Corporate Governance Committee also considers whether the nominee would likely provide a diverse viewpoint and actively and constructively participate in the Board’s discourse and deliberations. The Board has not adopted a formal policy with regard to diversity (as to gender, ethnic background and experience) in the composition of the Board although the Nominating and Corporate Governance Committee strives to compose a Board that reflects sensitivity to the need for an appreciation of such diversity.

Stockholder Recommendations for Director Candidates.  The Nominating and Corporate Governance Committee will consider stockholder suggestions for nominees for directors.  Any stockholder who desires to recommend a candidate for director must submit the recommendation in writing and follow the procedures set forth in our by-laws.  The by-laws require that a stockholder’s nomination be received by the corporate secretary not less than 120 days nor more than 150 days prior to the first anniversary of the date of the preceding year’s annual meeting.  The notice should include the following information about the proposed nominee: name, age, business and residence addresses, principal occupation or employment, the number of shares of Company stock owned by the nominee and any information that may be required by the SEC’s regulations.  In addition, the stockholder providing the notice should provide his or her name and address as they appear on the Company’s books, the number and type of shares or other equitable interests that are beneficially owned by the stockholder and additional information required by the Company’s by-laws.  The Committee does not evaluate any candidate for nomination as a director any differently solely because the candidate was recommended by a stockholder.  You may obtain a copy of our by-laws by submitting a request to: Advance Auto Parts, Inc., 5008 Airport Road, Roanoke, Virginia  24012, Attention: Corporate Secretary.  Our by-laws also are available on our website at www.AdvanceAutoParts.com under the Investor Relations section.

Code of Ethics and Business Conduct

We expect and require all of our Team Members, our officers and our directors, and any parties with whom we do business to conduct themselves in accordance with the highest ethical standards.  Accordingly, we have adopted a Code of Ethics and Business Conduct, which outlines our commitment to, and expectations for, honest and ethical conduct by all of these persons and parties in their business dealings.  A complete copy of our Code of Ethics and Business Conduct is available on our website at www.AdvanceAutoParts.com under the Investor Relations section.

 Code of Ethics for Finance Professionals

We have also adopted a Code of Ethics for Finance Professionals to promote and provide for ethical conduct by our finance professionals, as well as for full, fair and accurate financial management and reporting.  Our finance professionals include our chief executive officer, chief financial officer, controller and any other person performing similar functions.  We expect all of these finance professionals to act in accordance with the highest standards of professional integrity, to provide full and accurate disclosure in any public communications as well as reports and other documents filed with the SEC and other regulators, to comply with all applicable laws, rules and regulations and to deter wrongdoing.  Our Code of Ethics for Finance Professionals is intended to supplement our Code of Ethics and Business Conduct.  A complete copy of the Code of Ethics for Finance Professionals is available on our website at www.AdvanceAutoParts.com under the Investor Relations section.

Related Party Transactions

Pursuant to our Code of Ethics and Business Conduct and the Board’s policy with respect to related party transactions, officers and directors are required to disclose to the Chair of the Nominating and Corporate Governance Committee of the Board or to our general counsel any transaction or relationship that may create an actual or perceived conflict of interest.  Pursuant to the Board’s policy, our general counsel’s office reviews such transactions or relationships and advises the Nominating and Corporate Governance Committee in the event that a transaction or relationship is determined to be a related party transaction.  The Nominating and Corporate Governance Committee will then review the transaction in light of the relevant facts and circumstances and make a determination of whether to ratify or approve the transaction.  In the case of a transaction involving a director, the Nominating and Corporate Governance Committee would also review the transaction to determine whether it might have an effect on the independence of the director.  The Nominating and Corporate Governance Committee reports its conclusions and recommendations to the Board for its consideration.

In addition, our Guidelines on Significant Governance Issues require directors to disclose to the Board (or Audit Committee) any interest that he or she has in any contract or transaction that is being considered by the Board (or Audit Committee) for approval. After making such a disclosure and responding to any questions the Board may have, the interested director is expected to abstain from voting on the matter and leave the meeting while the remaining directors discuss and vote on such matter.

On an annual basis, each director and executive officer is obligated to complete a Director and Officer Questionnaire which requires disclosure of any transactions with the Company in which the director or executive officer, or any member of his or her immediate family, has a direct or indirect material interest. The annual Director and Officer Questionnaire is prepared and distributed by our general counsel’s office, and each director or executive officer returns the completed questionnaire to the general counsel’s office for review. Upon learning that a related party transaction may exist, the general counsel’s office reviews the transaction or relationship and advises the Nominating and Corporate Governance Committee in the event that the transaction or relationship is determined to be a related party transaction. The Nominating and Corporate Governance Committee will then review the transaction in light of the relevant facts and circumstances and make a determination of whether to ratify or approve the transaction.  In the case of a transaction involving a director, the Nominating and Corporate Governance Committee would also review the transaction to determine whether it might have an effect on the independence of the director.  The Nominating and Corporate Governance Committee reports its conclusions and recommendations to the Board for its consideration.  Any related party transactions with directors or executive officers that have been identified through the processes described above are disclosed consistent with applicable rules and regulations.  The Company has identified no related party transactions to report for the last fiscal year.

Succession Planning

In light of the critical importance of executive leadership to the Company’s success and consistent with the Company’s Guidelines for Significant Governance Issues, the Board has adopted a chief executive officer succession planning process that is led by the Compensation Committee.  The Compensation Committee, working in consultation with the Nominating and Corporate Governance Committee, is charged with the responsibility of developing a process for identifying and evaluating candidates to succeed the chief executive officer and to report annually to the Board on the status of the succession plan, including issues related to the preparedness for the possibility of an emergency situation involving senior management and assessment of the long-term growth and development of the senior management team.

MEETINGS AND COMMITTEES OF THE BOARD

The Board

Each director is expected to make every reasonable effort to attend each meeting of the Board and any committee of which the director is a member and to be reasonably available to management and the other directors between meetings.  Our Board met six times during 2010.  Each incumbent director attended 75 percent or more of the total number of meetings of the Board and meetings of the committees of the Board on which he or she served.

Committees of the Board

We currently have an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each of which is comprised of independent directors in accordance with the listing standards of the NYSE.  In addition, we have a Finance Committee.  In 2010, the Audit Committee met eleven times, the Compensation Committee met five times, the Finance Committee met five times and the Nominating and Corporate Governance Committee met four times.  The following table sets forth the names of each current committee member and the primary responsibilities of each committee.

Name of Committee and Members	Primary Responsibilities
Audit Carlos A. Saladrigas (Chair) John C. Brouillard Gilbert T. Ray
● monitors the integrity of our financial statements, reporting processes, internal controls, risk management and legal and regulatory compliance;

● selects, determines the compensation of, evaluates and, when appropriate, replaces our independent registered public accounting firm;

●  pre-approves all audit and permitted non-audit services to be performed by our independent registered public accounting firm;

●  monitors the qualifications, independence and performance of our independent registered public accounting firm;

●  monitors and reviews applicable enterprise risks identified as part of our enterprise risk management program; and

●  oversees our internal audit function.

Compensation Francesca M. Spinelli (Chair) John F. Bergstrom Fiona P. Dias
● reviews and approves our executive compensation philosophy;

● annually reviews and approves corporate goals and objectives relevant to the compensation of the CEO and evaluates the CEO and evaluates the CEO's performance in light of these goals;

● determines the compensation of our executive officers and approves compensation for key members of management;

● oversees our incentive and equity-based compensation plans;

● oversees development and implementation of executive succession plans, including identifying the CEO's successor and reporting annually to the Board;

● reviews and approves our peer companies and data sources for purposes of evaluating our compensation competitiveness and establishing the appropriate competitive positioning of the levels and mix of compensation elements; and

● reviews applicable enterprise risks identified as part of our enterprise risk management program as they relate to our compensation programs and practices.

Name of Committee and Members	Primary Responsibilities
Finance William S. Oglesby (Chair) John F. Bergstrom J. Paul Raines Carlos A. Saladrigas
● reviews and makes recommendations to the Board regarding our financial policies, including investment guidelines, deployment of capital and short-term and long-term financing;

●  reviews credit metrics, including debt ratios, debt levels and leverage ratios;

●  reviews all aspects of financial planning, cash uses and our expansion program;

●  reviews and recommends the annual financial plan to the Board; and

●  keeps apprised of applicable enterprise risks as part of the Company's enterprise risk management program as they relate to financial matters.

Nominating and Corporate Governance Gilber T. Ray (Chair) John C. Brouillard Frances X. Frei Francesca M. Spinelli

● assists the Board in identifying, evaluating and recommending candidates for election to the Board;

● establishes procedures and provides oversight for evaluating the Board and management;

● develops, recommends and reassesses our corporate governance guidelines;

● evaluates the size, structure and composition of the Board and its committees; and

● keeps apprised of applicable enterprise risks as part of the Company's enterprise risk management program as they relate to corporate governance matters.

Our Board has adopted written charters for each committee setting forth the roles and responsibilities of each committee.  Each of the charters is available on our website at www.AdvanceAutoParts.com under the Investor Relations section.

Board’s Role in Risk Oversight

As part of its responsibility for the oversight of the Company’s financial matters and regulatory compliance, the Audit Committee is charged with discussing the guidelines and policies with respect to risk assessment and risk management.  The Company’s senior internal audit professional, who reports to the Audit Committee, has developed an enterprise risk management (“ERM”) framework through which management has identified the key areas of risk that face our Company.  After reviewing the enterprise risks identified by management in consultation with senior management, the Audit Committee may approve management’s recommendation to assign certain risk areas for oversight by appropriate committees of the Board or by the full Board.   The Board has determined that the respective Board committees will review applicable risk areas at least quarterly.   The Company has used elements of the Committee of Sponsoring Organizations, or COSO, ERM framework to build a tailored approach to risk management that fits the culture and risk environment of the Company.  The Company’s senior internal audit professional also reviews risk areas with senior management on a regular basis.

Aligning Stockholder Interests and Compensation Risk Mitigation

We have reviewed all of our compensation programs and found none that would be reasonably likely to have a materially adverse effect on the Company.  Our performance-based executive compensation program, as described more fully in the Compensation Discussion and Analysis (“CD&A”) section of this Proxy Statement, coupled with our stock ownership guidelines, aligns the interests of our executives with stockholders by encouraging long-term superior performance without encouraging excessive or unnecessary risk-taking.  Our long-standing compensation philosophy is a key component of our history of consistent growth, which demonstrates an alignment of the interests of participants and stockholders and rewards each with increased value over the longer term.  As shown in the “Total Compensation Mix” table, the compensation of our executives is primarily based on performance over a long-term period.  We believe the performance-based vesting of our SARs and restricted stock drives long-term decision making and eliminates adverse risk-taking that may occur due to year-over-year performance measurements, and rewards growth over the long term.  The Compensation Committee, with the guidance and assistance of its independent compensation consultant, reviews and approves compensation components for all named executive officers and other senior executives.  Annual incentives are reviewed each year, and payments are limited and subject to Compensation Committee discretion.   The bonus plans for other Team Members are linked to financial, customer or operating measures.  Management regularly reviews and audits the Company’s bonus plans to ensure short-term incentives are appropriately linked to business outcomes, and the results of the audits are regularly reported to the Compensation Committee.

 Compensation Committee Interlocks and Insider Participation

None of the members who served on our Compensation Committee at any time during fiscal 2010 had any relationship with the Company requiring disclosure under the section of this Proxy Statement entitled “Related Party Transactions.”  Also, none of our executive officers serves, or in the past fiscal year has served, as a member of the compensation committee (or other board committee performing equivalent functions, or in the absence of any such committee, the board of directors) or the board of directors of any entity that has one or more of its executive officers serving on our Compensation Committee or Board.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee is comprised entirely of three independent directors who meet independence, experience and other qualification requirements of the NYSE listing standards, and the rules and regulations of the SEC.  Our Compensation Committee chair is Ms. Spinelli.  The Compensation Committee operates under a written charter adopted by the Board.  Our charter can be viewed on our website at www.AdvanceAutoParts.com under the Investor Relations section.

We have relied on management’s representation that the compensation discussion and analysis presented in this Proxy Statement has been prepared with integrity, objectivity and in conformity with SEC regulations.  Based upon our discussion with management, we recommended to the Board that the compensation discussion and analysis be included in this Proxy Statement.
THE COMPENSATION COMMITTEE

Francesca M. Spinelli (Chair)
John F. Bergstrom
Fiona P. Dias

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Advance Auto Parts is a performance-driven, customer-focused company that has a track record of consistently delivering value to our stockholders. Our management team’s execution of customer-focused programs and services has made it possible to consistently grow stockholder value, achieving the accomplishments listed below in 2010, the most profitable year in our Company’s history as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K filed with the SEC on March 1, 2011.  The strong year-over-year results of some of the key financial metrics we use in evaluating the Company’s performance for the purpose of making compensation decisions are set forth below:

•	Comparable total revenue grew 9.5 percent compared to 7.1 percent total revenue growth in Fiscal 2009.
•	Fiscal 2010 comparable store sales increased 8.0 percent over Fiscal 2009 on top of 5.3 percent growth in Fiscal 2009 over Fiscal 2008.
•	Earnings per share increased 40 percent over Fiscal 2009.
•	Operating income grew 29 percent (or $131 million) to $585 million, as compared to Fiscal 2009.
•	Economic Profit Added (“EPA”) increased by 44 percent (or $72 million) to $236 million, as compared to Fiscal 2009.1
•	Total shareholder return was approximately 69 percent for Fiscal 2010.

The pay-for-performance philosophy of our executive compensation programs described in this Proxy Statement have played a significant role in our ability to drive strong financial results by enabling us to attract and retain a highly experienced and successful team to manage our business.  Our pay programs strongly support our key business objectives and are aligned with the success of our stockholders.  Accordingly, if our stockholder value declines, so does the compensation delivered in the form of equity to our executives.  Further, as an executive’s level of responsibility

________________________

1 EPA is calculated on a comparable basis as operating profit after taxes (“After-Tax Operating Earnings”) less a 10 percent charge for cost of capital as calculated on our total debt and equity (“Total Invested Capital”).  For Fiscal 2010 and 2009, the calculation of our After-Tax Operating Earnings and Total Invested Capital can be found in our 4th Quarter earnings release which was filed as an exhibit to the Form 8-K filed with the SEC on February 9, 2011.  – Refer to the section of this Proxy Statement entitled “Long-Term Incentive Compensation” for further discussion of EPA as it relates to our long-term incentive program.

within our organization increases, so does the percentage of total compensation that we link to performance (see sections entitled “Compensation Philosophy and Objectives” and “Executive Compensation Components”).

In 2010, our executive team managed our Company to another successful year as demonstrated above.  Our Company’s strategies are designed to continue our long-standing tradition of excellence and deliver strong performance results for our stockholders, our customers and the communities in which we operate.  We believe our executive compensation programs, as more fully described in this CD&A and accompanying tables contained in this Proxy Statement, are structured in the best manner possible to support our Company and grow our business profitably for many years, as well as to support our culture and the traditions that have guided us for over 75 years.

Summary of Fiscal 2010 Executive Officer Compensation Program

The following table summarizes the compensation elements provided for our named executive officers in Fiscal 2010, as well as the rationale for the key actions and decisions made by the Compensation Committee of the Board (“Committee”) with respect to each element.  Executives’ compensation consisted primarily of the following components in addition to limited perquisites and the retirement, health and welfare plans and programs in which all of our full-time U.S. employees participate.  More information is provided about each compensation element later in this CD&A.

Compensation Element	Key Features	Purpose	Fiscal 2010 Actions
Base Salary
• Fixed annual cash amount.
• Base pay increases considered on a calendar year basis to align within the median range of our peer group (as described on page 21 of this CD&A.)  Actual positioning varies to reflect each executive’s skills, experience, time in job and contribution to our success.

		• Provide a fixed amount of cash compensation to attract and retain talented executives. • Differentiate scope and complexity of executives’ positions as well as individual performance over time.	• Base salaries remained the same for our named executive officers in 2010 compared to 2009.
Annual Incentive Plan (“AIP”) Cash Incentive Award
• Performance-based variable pay is tied to achievement of key Company financial and operating objectives.  Primary measures include:
• Sales growth
• Operating income growth
• Market share growth
• Customer satisfaction improvement
• Individual AIP opportunities are expressed as a percent of base salary and can vary for executives based on their positions. Target AIP award opportunities are generally established so that total annual cash compensation (base salary plus target AIP) approximates the median of our peer group. The range of potential payouts is zero to 200 percent of target.
• AIP amount is determined based on the results achieved as determined by the Committee after evaluating Company performance against pre-established, short-term financial and operating goals.
• Performance of each individual named executive officer is evaluated against pre-established individual performance goals and the Company’s values.

• Motivate and reward achieving or exceeding Company and individual performance objectives, reinforcing pay-for-performance.
• Align performance measures for named executive officers on key business objectives to lead the organization to achieve short-term financial and operational goals.
• Ensure alignment of short-term and long-term strategies of the Company.

• In 2010, the target AIP award opportunities for some named executive officers increased to more closely align target total annual compensation with market median.
• Actual performance in 2010 across the various performance measures resulted in AIP awards ranging from 165 percent to 182 percent of target for the named executive officers.

Compensation Element	Key Features	Purpose	Fiscal 2010 Actions
Long-Term Incentive Compensation (Award value delivered through grants of Stock Appreciation Rights (“SARs”) and Restricted Stock)
• Awards granted annually based on competitive market grant levels.
• Awards to named executive officers are in the form of SARs (75 percent of the award value) and restricted stock (25 percent of the award value).
• Time-based vesting: 75 percent of all awards vest in three equal increments over a three-year period based on continuing service.
• Performance vesting:  25 percent of all awards are performance-based.  The 25 percent (performance-based) portion of the award when added to the 75 percent (time-based) portion represents 100 percent of the target level award.  A minimum level of cumulative EPA must be achieved by the Company for any performance-based shares to vest.  Total number of SARs and shares of restricted stock awarded to named executive officers can increase up to a maximum of an additional 50 percent of the target level award if Company EPA performance meets or exceeds the EPA performance of 80 percent of our peer companies over a three-year performance period.

• Stock-based compensation links executive compensation directly to stockholder interests.
• Multi-year vesting creates a strong retention mechanism and provides incentives for long-term creation of shareholder value.
• Performance-based vesting provides a direct connection of potential stock value with executives’ long-term goals to increase EPA more than our peer group companies.
• Comparison of EPA performance with a peer group provides a clear market-based indication of our success relative to other companies.

• 2010 target awards to named executives officers were increased to reflect the rising long-term incentive levels in our peer group.
• For the 2011-2013 performance period, the performance-based vesting criteria were changed to compare our performance with a larger peer group comprised of more direct competitors and a larger group of companies with a similar customer profile.

Compensation Decision Roles

The Committee approves all compensation for our named executive officers and other executive officers, authorizes all awards under the Advance Auto Parts 2004 Long-Term Incentive Plan as amended (“2004 LTIP”), recommends or reports its decisions to the Board and oversees the administration of the compensation programs for named and senior executive officers.  Decisions regarding non-equity compensation of other employees are made by management.  The chief executive officer annually reviews the performance of each named executive officer and other senior executive officers and makes recommendations with respect to salary adjustments and incentive amounts to the Committee.  The Committee’s annual review of the chief executive officer’s performance includes feedback from the Board and members of the Company’s senior management team.  The Committee has final approval on the determination of compensation recommendations for named executive officers and other executive officers.  Management is responsible for developing and maintaining an effective compensation program throughout the Company.  The Committee’s charter lists the specific responsibilities of the Committee and can be found under the Investor Relations section of the Company’s website at www.AdvanceAutoParts.com.

The Committee has engaged Frederic W. Cook & Co., Inc. (“Cook”), an independent consulting firm, to provide advice and assistance to the Committee when making compensation decisions for our named executive officers, as well as for other senior executives.  Cook reports directly to the Committee, and all services provided by Cook are provided on behalf of the Committee.  Cook provides information regarding market compensation levels and practices, assists the Committee in the review and evaluation of such compensation levels and practices and advises the Committee regarding compensation decisions, particularly with respect to the compensation of our chief executive officer.  Cook also provides information and advice on non-employee director compensation.  A principal of Cook attends meetings of the Committee, as requested, and communicates with the Chair of the Compensation Committee, as necessary or advisable, between meetings.  Cook does not provide any non-executive compensation services to us directly or indirectly through affiliates.  In 2010, Cook did not provide any services to the Company other than those requested by the Committee Chair and those related to Cook’s engagement as independent consultant to the Committee.

Compensation Philosophy and Objectives

Our executive compensation philosophy is straightforward – we pay for performance.  Our executives are accountable for the performance of the business and are compensated based on that performance.  Our executive compensation programs are designed to attract and retain top executive talent and motivate them to achieve outstanding operational and financial performance.  This performance, in turn, builds value for our stockholders.  Our programs aim to ensure that:

•	compensation is linked to annual and long-term Company performance goals that are structured to align the interests of executive officers with those of our stockholders;
•	our executive officers are rewarded for achieving sustainable, profitable growth of the Company;
•	our executives are rewarded for engaging employees and ensuring customer satisfaction;
•	a significant portion of total compensation is stock-based, thereby further aligning the interests of executive officers and of our stockholders; and
•
compensation is competitively positioned with compensation levels comparable to our retail competitors so we can attract, retain and motivate the superior management talent essential to our long-term success.

Setting Executive Compensation

In determining appropriate compensation opportunities for our named executive officers, the Committee reviews competitive market data provided by Cook on compensation practices among a peer group of other specialty retailers.  On behalf of the Committee, Cook conducts an annual review, which includes an annual competitive review of the compensation practices of our peer companies, including named executive officer pay levels and compensation mix.  This review also includes the aggregate long-term incentive grant practices of our peer companies, potential share dilution from equity compensation grants, annual share usage and aggregate long-term incentive compensation costs.

The Committee considers information from the peer group regarding executive compensation levels and practices, and our relative performance against peer companies.  Peer group companies are selected based on their similarity to us with respect to several factors, including sales, store and employee count, market capitalization, customer profile, and business-to-business and direct-to-customer business models.  The companies comprising the peer group used in competitive comparisons of executive compensation levels to help the Committee determine compensation opportunities for 2010 include:

AutoZone	Dollar Tree	Pep Boys Manny Moe & Jack
Barnes & Noble	Foot Locker	PetSmart
Bed Bath & Beyond	Genuine Parts	RadioShack
Borders Group	OfficeMax	Sherwin-Williams
Collective Brands	O’Reilly Automotive	Williams-Sonoma

In November 2010, Cook completed its annual review of our comparative peer group to ensure the companies remained appropriate and relevant for use in competitive compensation analyses as well as to measure our relative performance.  Based on this review, several changes were made to the peer group that will be used for relative performance comparisons in the 2011-2013 performance period for performance-based equity granted in 2010.  Four companies were dropped: Barnes & Noble and Borders Group were dropped because they were struggling financially (Borders Group has since filed for bankruptcy protection), and Foot Locker and Collective Brands were dropped because the Committee desired to improve the composition of the Company’s peer group to include companies with a more similar customer profile and business model.  Eight other companies were added based on their similarity to our size, industry, business model, and customer profile:  Dollar General, Family Dollar Stores, Fastenal, LKQ Corporation, Tractor Supply Company, Uni-Select, WESCO International, and W.W. Grainger.

The Committee also utilized the 2010 National Retail Industry database provided by Hay Group, an independent consulting firm retained by management, as another reference point for executive compensation decisions in 2010.  Hay Group collected data from a broad group of over 100 retail companies with which we compete for key management and executive talent.  After adjusting the data using standard statistical methods based on revenue to make the information more comparable for a company of our size, Hay Group provided the retail compensation data to the Committee and Cook in a summary form.  The Hay Group retail compensation data provides a frame of reference for the Committee to consider as it makes decisions each year about base salary, annual incentives and long-term incentives for our named executive officers as well as other employees.  Due to the number of companies comprising the retail compensation data provided by Hay Group, the manner in which this data has been adjusted and the additional factors taken into consideration in determining the compensation for each executive, we believe that describing components of the retail compensation database in summary form better serves our investors’ understanding of our compensation policies than listing the more than 100 companies in the database.

Competitive Positioning of Executive Compensation Levels

For 2010, the Committee established base salary, annual incentive opportunities and long-term incentive target grants for our named executive officers primarily with reference to the peer group data provided by Cook.  The Hay Group retail compensation data was used as a secondary reference point.  Generally, the target annual cash compensation (base salary plus target annual incentive compensation) for our named executive officers is approximately at the median level of the Cook peer group.  Executives have the potential to earn significantly higher annual cash compensation when our performance significantly exceeds performance goals or significantly lower annual cash compensation if our performance falls short of performance goals.  Long-term incentive target levels for our named executive officers are set at the median of the peer group, with the potential for executive officers to earn higher values at roughly the 75th percentile when performance goals are exceeded over a defined performance period.  Long-term incentive award values will be lower than the median if Company performance goals are not achieved.

Executive Compensation Components

The principal components of compensation for our executive officers are:

•	base salary, which is intended to compensate executives for their primary responsibilities and individual contributions;
•	performance-based cash incentives, which are intended to link annual incentive compensation with annual performance achievements and operating results;
•	long-term equity incentives, which are intended to link long-term incentive compensation with the Company’s long-term value creation; and
•	retirement savings and other compensation.

Although there is no pre-established policy or target for the allocation between specific compensation components, the majority of an executive officer’s annual total target compensation is determined by Company performance as compared to performance goals established for our annual and long-term incentive plans. We believe this approach reflects our objective of aligning the interests of our executives and stockholders without encouraging excessive or unnecessary risk-taking.

The table below illustrates how total compensation for our named executive officers for Fiscal 2010 was allocated between performance-based and fixed components, how performance-based compensation is allocated between annual and long-term incentive components and how total compensation is allocated between cash and equity components.  These percentages are based on annualized target total compensation values and do not necessarily correspond to, and are not a substitute for, the values disclosed in the “Summary Compensation Table” and supplemental tables provided later in this Proxy Statement.

2010 Total Compensation Mix Table (a)

	Percentage of Total Compensation that is:		Percentage of Performance- Based Total that is:		Percentage of Total Compensation that is:
Name	Performance- Based	Fixed	Annual	Long-Term	Cash	Equity
Mr. Jackson	86%	14%	33%	67%	42%	58%
Mr. Norona	73%	27%	34%	66%	52%	48%
Mr. Freeland	80%	20%	25%	75%	40%	60%
Mr. Wade	72%	28%	36%	64%	54%	46%
Ms. Kozikowski	69%	31%	36%	64%	56%	44%

(a)
Only amounts for base salary, annual incentive compensation and long-term incentive compensation (SARs and restricted stock) were included in calculating the percentages in this table.  Other forms of compensation shown in the “Summary Compensation Table” are not included.

Base Salary

The Committee reviews the information provided by Cook regarding executives’ base salary levels compared to the base salaries of executives of companies in our peer group as presented in their latest available proxy statements.  The Committee also reviews the chief executive officer’s assessment of each executive’s individual performance and responsibilities to determine appropriate compensation for each executive.  The Committee has determined that, in order to enable the Company to attract and retain the executive talent important to our long-term growth, the compensation strategy should generally aim to position base salaries at or slightly below the median of the Cook peer group data as described in the “Competitive Positioning of Executive Compensation Levels” section above.

In determining base salaries for executives, as well as in determining incentive compensation opportunities, the Committee evaluates each executive’s individual performance on both an objective and subjective basis.  All executives have individual goals established near the beginning of the fiscal year.  Each executive’s annual goals include specific goals related to the Company’s business strategy of focusing on improving financial and operational results.  Individual goals for Fiscal 2010 included sales growth, profit growth, customer satisfaction, market share and Team Member engagement.  These measures, as well as professional development goals, are intended to drive our business growth during the fiscal year while increasing the long-term viability of the business.  The executive’s individual goals and measurement of success vary with the individual executive’s area of responsibility.  In addition to “what” the executive achieves with respect to his or her annual goals, all executives are also evaluated on “how” he or she demonstrates our values of inspiring, serving and growing our profitability with integrity with our Team Members and customers.  For example, an executive may have a goal to improve customer satisfaction ratings by a certain percentage during the fiscal year as measured by a third party.  The Committee considers the chief executive officer’s most recent evaluation of an executive’s performance with respect to the executive’s individual goals, along with the executive’s scope of responsibilities and the Company’s performance.  Further, the Committee reviews the competitive compensation data and exercises its judgment regarding base salary decisions for each executive.  Thus, if the Company has performed well as measured against its strategic goals, but an individual executive has fallen short of achieving his or her individual performance goals, the Committee may exercise its judgment in maintaining the executive’s base salary at a constant level from one year to the next, or the Committee may approve a smaller salary increase than would have been the case if the executive had achieved his or her individual performance goals.  Conversely, if the executive’s individual performance has been outstanding, he or she may receive a salary increase even when the Company’s performance may have fallen short.  No changes were made to executives’ base salaries in 2010.

Annual Incentive Plan

Our compensation philosophy connects our executives’ potential annual earnings to the achievement of performance objectives designed to support execution of our business strategies.  Our AIP provides for the payment of cash bonuses based upon Company performance in relation to predetermined financial targets established during the first quarter of the fiscal year.  For Fiscal 2010, we established incentive targets so that total annual cash compensation at the target level would approximate the Cook peer group median, with the opportunity for above median total annual cash compensation for correspondingly higher performance.  The overall AIP potential varies depending upon the executive’s position.  For

Fiscal 2010, individual targets as a percent of salary for our named executive officers were as follows:  Mr. Jackson—200 percent; Mr. Norona—90 percent; Mr. Freeland—100 percent; Mr. Wade—90 percent: and Ms. Kozikowski—80 percent.    The range of potential AIP payouts for 2010 ranged from zero to 200 percent of each executive officer’s incentive target, so that executives could earn above-target payouts when performance significantly exceeded our fiscal year financial plan.  All AIP target opportunities for our named executive officers are issued under the 2007 Executive Incentive Plan approved by stockholders.

The Committee approved our executives’ 2010 AIP design and financial targets in February 2010 as part of the annual financial and operating planning process established by the Board.  Under the AIP approved by the Committee for Fiscal 2010, an aggregate AIP amount was established based on growth in sales and growth in our operating income over prior year results.  These financial performance measures were weighted to reflect the significance of the key performance indicators in driving stockholder value.  Sales growth comprised approximately one-third and operating income growth comprised approximately two-thirds of the executives’ annual incentive compensation opportunities.  The Company had to achieve positive sales growth and a minimum of five percent operating income growth over Fiscal 2009 for named executive officers to receive any 2010 AIP payments.  The individual AIP awards were capped at 200 percent of each executive officer’s incentive target.  The 2010 AIP design also provided for potential modification of AIP payments based on the Company’s performance on external measures of the Company’s market share and the Company’s customer satisfaction scores as of the end of 2010.  The potential AIP payout amount would be increased by ten percent for each modifier if the Company’s performance was greater than the targeted performance, or would be decreased by ten percent for each modifier if the Company’s performance was less than the targeted performance.  Achieving the targeted performance would leave AIP payments unchanged.

2010 Annual Incentive Plan Performance Results Table

The following table shows the actual performance results for Fiscal 2009 and Fiscal 2010, as well as the threshold and target performance levels for Fiscal 2010.

	2009	2010
Measure	Actual	Threshold	Target	Actual
	($ in millions)
Sales	$ 5,412.6	$ 5,412.6	$ 5,760.0	$ 5,925.2
Operating Income	454.4	477.1	539.0	584.9

Actual sales of $5.9 billion and operating income of $585 million were 206 percent of target levels.  As explained in the preceding section of this Proxy Statement, the AIP payout amount was subject to achieving market share and customer satisfaction goals approved by the Committee at the beginning of 2010 for the fiscal year.  While market share and customer satisfaction results were both the highest attained in our Company’s history, actual performance did not reach the threshold level for either goal, resulting in a reduction of the potential AIP payout amount by 10 percent for each goal.  As a result, the aggregate AIP amount was funded at approximately 165 percent of the named executive officers’ 2010 AIP target levels.

In determining actual bonuses, the Committee also took into account each executive officer’s individual performance and contribution to the overall success of the organization.  The Committee reviewed and approved five measurable performance goals for each executive that are directly linked to the Company’s financial and operational plans.  Executives’ results for Fiscal 2010 were compiled, reviewed and approved by the Committee.  Subsequently, the Committee approved increased AIP payments to Messrs. Freeland and Norona based on a compilation of their pre-approved measurable goals.  For Fiscal 2010, Mr. Freeland’s individual performance factors included customer and employee satisfaction scores and market share as measured by independent third parties and measures of return on investment and operational costs.  Mr. Norona’s performance factors included EPA, customer and employee satisfaction scores as measured by an independent third party, a measure of operational costs, a measure of company profitability compared to automotive aftermarket competitors and a performance measure of fiduciary excellence.  The AIP payout amounts as a percentage of individual target levels to our named executive officers for Fiscal 2010 were 165 percent for Messrs. Jackson and Wade and Ms. Kozikowski, and 182 percent for Messrs. Norona and Freeland, which includes an additional 10 percent reflecting their individual performance.

For additional information about the Company’s AIP, please refer to the “2010 Grants of Plan-Based Awards Table,” which shows the threshold, target and maximum incentive amounts payable under the plan for 2010, and the

“Summary Compensation Table,” which shows the actual non-equity incentive plan compensation paid to our named executive officers for our Fiscal 2010 performance.

Long-Term Incentive Compensation

Our executives receive long-term incentive compensation intended to link their compensation to the Company’s long-term financial success.  Long-term incentive compensation grants were made in December 2010 to executive officers and other employees eligible for long-term incentives.  In 2010, 75 percent of each named executive officer’s target grant value was awarded in the form of stock-settled SARs, and 25 percent was granted in the form of restricted stock under the 2004 LTIP, which was approved by stockholders in May 2004 and amended in 2007.

For the annual awards made in December 2010, 75 percent of the target award amount of SARs and restricted stock vests in three approximately equal annual installments on the first three anniversaries of the date of grant, subject to the named executive officer’s continued employment.  The remaining 25 percent of the target award will be earned based on our EPA performance during the 2011 through 2013 fiscal years relative to a defined peer group.

Mr. Jackson received a larger long-term incentive award in 2010 than in 2009 in conjunction with a reduction in his AIP target from 200 percent of salary for 2010 to 150 percent of salary for 2011.  The terms of Mr. Jackson’s December 2010 award require that he hold the shares realized upon the exercise of the SARs and the lapse of the restrictions on the restricted stock awards, net of shares withheld to satisfy the applicable withholding tax requirements, for a period of one year.  Mr. Freeland received a special high-performer equity grant valued at $350,000 on May 24, 2010 comprised of 75 percent SARs and 25 percent restricted stock.  This grant had the same attributes as the annual awards granted in December 2009, except for the exercise price of the SARs.  Additional details regarding this grant are provided in the “2010 Grants of Plan-Based Awards Table.”

We introduced performance-based vesting into our long-term incentive program in 2008.  EPA was adopted as the performance measure because we believe it is the measure most strongly aligned with the creation of long-term stockholder value.  For purposes of this program, EPA is defined as operating profit after taxes (“After-Tax Operating Earnings”), less a 10 percent charge for cost of capital as calculated on our total debt and equity (“Total Invested Capital”) during the three-year performance period.  Grants of performance-based SARs and restricted stock made in November 2008 will be earned based on our absolute EPA performance during fiscal 2009 through 2011.  Grants of performance-based SARs and restricted stock made in 2009 and 2010 will be earned based on our EPA performance as compared to the EPA performance of the companies in our peer group for the 2010-2012 and 2011-2013 performance periods, respectively.  For the annual awards made in December 2010, the peer group for purposes of measuring our relative EPA performance is the same as the peer group defined in the “Setting Executive Compensation” section of this Proxy Statement.  The peer group companies for awards made in earlier years are described in the Company’s proxy statements related to those earlier years. We believe the use of a peer group for these grants increases alignment of long-term incentive compensation earned by executives with stockholder value created relative to that of the peer companies.  For the 2008, 2009 and 2010 grants, a minimum absolute level of EPA performance for the respective three-year performance period must be achieved in order for any performance-based award to be earned.  The performance-based portion of each award may vest in whole or in part as of March 1 of the calendar year following the end of the performance period after certification by the Committee of the EPA performance for the respective three-year performance period.  The Company will utilize an independent consultant to assist with the calculation of the EPA performance of the Company and its peer group companies for the performance period.

The Company’s EPA performance during fiscal years 2011 through 2013 must exceed the EPA performance of 40 percent of our peer group companies and a minimum cumulative EPA threshold amount of $782 million during the three-year performance period before the executive officers may become eligible to receive any performance-based awards.  In order for the executive officers to earn the performance-based portion of the award at target level (which is 25 percent of the target amount and, when added to the time-based shares, a total of 100 percent of target), the Company’s EPA performance must equal the peer group median.  Executive officers may receive additional SARs and shares of restricted stock up to a maximum of an additional 50 percent of the target level award if the Company’s EPA performance meets or exceeds the EPA performance of 80 percent of the peer group companies.

2011-2013 Performance Vesting Table

The table below provides a summary of the performance vesting criteria of the December 2010 long-term incentive grant.

Long-Term Incentive Shares Vested as Percent of Target (a)	Company EPA Performance Compared To Peer Companies (b)
150%	80th Percentile or more
100%	50th Percentile
75% (c)	40th Percentile or lower

(a)	Represents the percent of SARs and shares of restricted stock issued compared to the executive’s target grant. For example, 10,000 SARs at target would increase to 15,000 SARs at maximum vesting.
(b)	Peer group companies are defined in the “Setting Executive Compensation” section of this Proxy Statement.
(c)
A minimum cumulative EPA amount of $782 million must be generated during the performance period for any performance-based long-term incentive shares to vest.  As a result, an executive would receive only the time-vested shares, which represent 75 percent of the target award, in the event the minimum EPA level is not achieved.

The Committee established long-term incentive guidelines for each executive level after considering competitive long-term incentive grant values provided to similarly-situated executives of the Cook peer group companies.  The Committee also considers the individual executive’s potential impact on our future performance and most recent performance evaluation when awarding individual grants.  The “Base Salary” section of this Proxy Statement provides more information regarding the considerations for whether each individual executive’s award should be adjusted as compared to the guideline level previously established for the executive.

All equity awards are approved by the Committee.  The Committee approved the guidelines for the December 2010 annual long-term incentive awards and a grant date of December 1, 2010 at the Committee’s meeting in November 2010.  The approved grant values were converted into a number of SARs and shares of restricted stock based on the closing price of the Company’s common stock on the date of grant.  Newly hired or promoted executives are generally eligible to receive prorated long-term incentive grants shortly after their hire or promotion date based on the long-term grant guidelines approved by the Committee for the fiscal year.  Pro-ration is based on the time from promotion or hire through the end of the fiscal year.  For newly hired executive officers, the Committee approves compensation arrangements containing equity awards as deemed appropriate.  Grants for newly hired or promoted employees are generally granted on the third day our stock is traded on the NYSE following our earnings release for the quarter in which they were hired or promoted.  The “2010 Grants of Plan-Based Awards” and “Outstanding Equity Awards at 2010 Fiscal Year-End” tables contain additional information about named executive officers’ 2010 long-term incentive awards.

The SARs awarded by the Committee have a term of seven years.  Upon exercise of the SARs, the amount of appreciation, representing the difference between the grant price and the price of our stock at the time of exercise, will be settled through issuance of Company stock, with any fractional shares to be paid in cash.  Dividend and voting rights were granted in conjunction with the time-based portion of the restricted stock awards.   Dividend and voting rights are not applicable to the performance-based restricted stock.

Retirement Savings Programs

Executives are eligible to participate in our 401(k) plan, along with other eligible employees of the Company, once they meet eligibility requirements. The Company provides the same match offered to all employees of the Company.  The Company matches 75 percent of each dollar up to five percent of executives’ contributions or the maximum contributions permitted by Internal Revenue Service plan testing limitations, whichever is lower.  Generally, executives’ ability to accumulate retirement savings through our 401(k) plan is limited due to Internal Revenue Service limitations with respect to highly compensated employees.  Consequently, we have established a non-qualified deferred compensation plan for named executive officers and certain other eligible executives.  Pursuant to the plan, eligible employees were able to defer up to 50 percent of their annual salary and up to 50 percent of their bonus earnings in 2010.  Earnings on deferrals, if any, depend on the market-based investment funds selected by the executives.  The Company does not match executives’ deferrals into the non-qualified deferred compensation plan.  All compensation deferred under this plan is distributed in cash to the executive on a future date elected by the participating executive or upon termination of employment, whichever occurs first.  Distribution of deferred compensation payments must occur at least six months following termination of employment.

Executive officers and senior vice presidents may also voluntarily defer up to 50 percent of their base salary into our Deferred Stock Unit Plan.  Deferred earnings are converted into equivalent stock units of Company stock at 100 percent of the market price based on the closing price of our stock on the deferral date.  Prior to the beginning of the year in which the deferrals begin, eligible executives must make irrevocable participation elections and designate future distribution dates for both the deferred compensation and deferred stock unit plans.  All deferred stock units, or DSUs, are settled in Company stock.

Detailed information about deferrals made by named executive officers is presented in the “2010 Non-Qualified Deferred Compensation Table” contained in this Proxy Statement.

Other Compensation

Taxable perquisite allowances are provided to named executive officers and certain other executives under our Executive Choice Plan.  The Committee believes the allowances are reasonable and consistent with the objectives of the overall compensation program and better enable the Company to attract and retain superior employees for key positions.  The Committee periodically reviews the levels of allowances for named executive officers.  Executives may apply their allowances toward personal development, legal and financial planning expenses, health club memberships, supplemental disability and life insurance policies or automobile expenses. Offering these allowances enables the Company to maintain a competitive total compensation package for our executives.  Allowance amounts for named executive officers are included in the “Summary Compensation Table” contained in this Proxy Statement.  Our named executive officers are also eligible for personal use of the Company aircraft on a limited basis subject to certain limitations set forth in the aircraft use policy approved by the Committee, which limits the maximum value to $100,000 for personal use by our chief executive officer on an annual basis.  Personal use of the Company aircraft by other named executive officers must be approved by the Chief Executive Officer.  Executives do not receive tax gross-ups with respect to their perquisite allowances or personal use of the Company aircraft.

Employment Agreements

The Company competes for executive talent, and we believe that providing severance protection plays an important role in attracting and retaining key executives.  Accordingly, the Company has entered into employment agreements with all named executive officers and other selected senior executives.  The agreements automatically renew unless either party provides notice of non-renewal at least 90 days prior to the end of the then effective term.  Effective June 4, 2010, employment agreements with Messrs. Norona, Wade, and Freeland were automatically renewed for an additional one-year term according to the terms of the agreements.  Ms. Kozikowski’s employment agreement was automatically renewed for an additional one-year term effective January 1, 2011.  The Company entered into an employment agreement with Mr. Jackson on January 7, 2008, when he became the Company’s President and Chief Executive Officer.  His agreement was automatically renewed on January 7, 2011 for a one-year term.  The renewal agreement reduced Mr. Jackson’s base salary level slightly and removed equity award provisions related to the commencement of his employment as chief executive officer.

The respective agreements specify annual base salary and annual performance-based cash target bonus amounts for each executive, calculated as a specified percentage of the executive’s base salary.  The performance measures are determined by the Committee annually and are consistent with the measures applied to other senior executives.   The executives are eligible to participate in all of the Company’s applicable benefit plans and programs pursuant to the terms of such programs.

If the executive’s employment is terminated in the event of the executive’s death, the Company has agreed to pay to the executive’s designated beneficiary or estate an amount equal to one year of base salary at the rate then in effect, plus an amount equal to the executive’s average annual bonus for the past three fiscal years.  In the event of termination of employment due to disability as defined in the agreement, the executive will receive a lump sum payment amount equal to 30 percent of base salary at the rate then in effect, plus an amount equal to the executive’s average annual bonus for the past three fiscal years in addition to the benefits payable under our qualified group disability plan.  Executives are also granted a right to continue their medical benefits for up to one year post-termination at the same cost as active employees.

In addition, under the terms of the long-term incentive awards, if the executive’s employment is terminated on account of death or disability, all time-vesting restricted stock, SARs and stock options granted to the executive pursuant to the Company’s 2004 LTIP or any successor plan will vest and become exercisable if not then vested or exercisable.  If the executive’s employment is terminated on account of death, disability or retirement prior to the vesting date of the executive’s performance-based SARs or restricted shares, the performance-based SARs and restricted shares will become eligible for exercise or issuance on the normal vesting date for performance-based awards on a pro rata basis for the time that the executive was employed during the performance period.  The pro rata amount of performance SARs or restricted shares that will become eligible for exercise or issuance will be no fewer than the total number of shares at target level less the previously vested portion of the time-vested SARs and restricted shares.

If the Company terminates the executive’s employment without “Cause” or if the executive terminates his or her employment for “Good Reason,” as defined in the agreements, other than following a Change in Control, as defined in the 2004 LTIP, the executive will be entitled to a lump sum severance payment in an amount equal to one year of base salary at the rate then in effect and the prorated value of the annual Executive Choice Plan.  In addition, executives will be entitled to receive an amount equal to an average of the past three years’ annual bonus payments.  If the executive has been employed by the Company for fewer than three fiscal years prior to the date of termination of employment, the executive is entitled to receive an amount equal to the average of the executive’s annual bonuses received prior to termination of employment.  The Company will also provide the executive certain outplacement services for a period of up to one year.  Any performance-based grants of SARs and restricted stock will vest immediately as of the date of the executive’s termination of employment at the target level and in the same ratio as the executive’s time-vested SARs and restricted shares.  Executives are also granted a right to continue their medical benefits for one year post-termination at the same cost as active employees.

If within twelve months after a Change in Control the Company terminates the executive officer’s employment other than for Cause, death or disability, or the executive terminates the executive officer’s employment for Good Reason, the executive will be entitled to receive a lump sum severance payment in an amount equal to two times base salary at the rate then in effect, plus two times the average annual bonus paid to the executive during the preceding three years  and the prorated value of the annual Executive Choice Plan.  In addition, the Company will provide the executive certain outplacement services for a period of up to one year.  In the event of a Change in Control, all time-vesting restricted stock, SARs and stock options granted to the executive pursuant to the Company’s 2004 LTIP or any successor plan will vest and become exercisable if not then vested or exercisable.  Performance-based SARs and restricted stock will vest immediately on a pro rata basis based on the actual performance of the Company over the completed portion of the performance period prior to the Change in Control event.  However, the pro rata amount of performance SARs and restricted stock that will vest will be no fewer than the total shares at target level less the previously vested portion of the time-vested share awards. Executives are also granted a right to continue their medical benefits for up to one year post-termination at the same cost as active employees.

In the event of a Change in Control, Messrs. Jackson, Wade, Freeland and Norona will be entitled to a tax gross-up payment intended to make them whole for excise taxes that may be imposed on the Change in Control payments.  In May 2009, the Company discontinued the tax gross-up payment provision for future agreements.  Consequently, Ms. Kozikowski’s employment agreement, which became effective as of January 1, 2010, does not include this tax gross-up provision.  Her agreement provides that if payments upon termination of employment related to a Change in Control would be subjected to the excise tax imposed by Section 4999 of the Internal Revenue Code, and if reducing the amount of the payments would result in greater benefits to her (after taking into consideration the payment of all income and excise taxes that would be owed as a result of the Change in Control payments), we will reduce the Change in Control payments by the amount necessary to maximize the benefits received by her, determined on an after-tax basis.

The executives are subject to standard confidentiality and non-disparagement agreements during and following their employment.  Each executive has also agreed not to compete with the Company, not to recruit or employ our employees in other businesses and not to solicit our customers or suppliers for competitors during the term of the executive’s employment and for one year following termination of employment.  Mr. Jackson has agreed that he will not compete with the Company for two years following his termination of employment.  In order to receive any payments or benefits under the employment agreement, the executive or his legal representative must execute a release that is satisfactory to the Company.

Information regarding applicable potential payments under such agreements for the named executive officers is provided under the heading “Potential Payments Upon Termination or Change in Control Table” contained in this Proxy Statement.

Ownership Guidelines

The Company has had stock ownership guidelines in place since 2006 that prescribe required levels of stock ownership and the timeline for achieving the required levels of stock ownership by named executive officers and members of our Board.  These guidelines are designed to further strengthen and align Company leadership with stockholders’ interests and to enhance stockholder value over the long term.  Details of the current guidelines are included in the “Security Ownership” section of this Proxy Statement and are posted on the Company’s website.  As of the end of our fiscal year, Messrs. Jackson, Norona, and Wade have achieved their required ownership levels.  All other executives are currently progressing toward meeting the required ownership guidelines.

Tax Deductibility of Pay

We consider the potential impact of Section 162(m) of the Internal Revenue Code, which disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year paid to the Company’s named executive officers.  Compensation paid in accordance with a shareholder approved performance-based incentive plan is exempt from Section 162(m) and is tax-deductible for the Company.  Our 2007 Executive Incentive Plan was established and approved by shareholders in 2007.  All 2010 annual incentives paid to our named executive officers and all performance-based long-term incentives awarded in 2010, were subject to performance measures established and certified by the Committee consistent with the provisions of the Executive Incentive Plan.  The shareholder-approved 2004 LTIP enables us to exclude from the $1 million limit any performance-based compensation resulting from long-term incentives or other qualifying awards granted under the plan to our named executive officers.  SARs and the performance-based portion of our restricted shares meet the tax-deductibility requirements of Section 162(m) of the Internal Revenue Code.  We intend to structure compensation programs to meet the requirements of Section 162(m), other than time-vested restricted stock or restricted stock units, which are not considered performance-based under Section 162(m) of the Internal Revenue Code.  Accordingly, awards of time-vested restricted stock or restricted stock units are generally not deductible by the Company.  However, the Committee retains the authority to award compensation which may not be fully deductible by the Company.

ADDITIONAL INFORMATION REGARDING EXECUTIVE COMPENSATION

Summary Compensation Table

The following Summary Compensation Table provides the compensation earned in 2010, 2009 and 2008 by our chief executive officer and our principal financial officer and the other three most highly compensated executive officers as of the end of each of the last three completed fiscal years.

						Non-Equity	All Other
					Option or	Incentive Plan	Compensation
			Bonus	Stock Awards	SAR Awards	Compensation	(f) (g) (h)	Total
Name and		Salary	(a)	(b) (d)	(c) (d)	(e)	(i) (j)	(k)
Principal Position	Year	($)	($)	($)	($)	($)	($)	($)

Darren R. Jackson	2010	$ 700,000	$ -	$ 712,502	$ 2,137,515	$ 2,310,000	$ 106,189	$ 5,966,206
Chief Executive Officer	2009	700,000	-	281,287	843,769	1,792,000	74,014	3,691,070
	2008	800,000	690,625	4,532,059	3,543,762	1,269,259	50,890	10,886,595

Michael A. Norona	2010	450,008	-	199,971	600,043	735,075	15,983	2,001,080
EVP, Chief Financial Officer	2009	450,008	-	117,183	351,596	460,800	23,638	1,403,225
	2008	375,501	163,350	1,992,363	1,370,281	237,178	10,562	4,149,235

Kevin P. Freeland	2010	450,008	-	337,486	1,012,525	816,750	27,801	2,644,570
Chief Operating Officer	2009	450,008	-	135,959	407,819	570,240	17,388	1,581,414
	2008	448,087	-	376,557	1,130,564	284,885	10,783	2,250,876

Jimmie L. Wade	2010	450,008	-	181,251	543,763	668,250	15,983	1,859,255
President	2009	450,008	-	150,012	450,002	570,240	21,282	1,641,544
	2008	509,627	-	345,358	1,036,674	352,308	18,076	2,262,043

Tamara A. Kozikowski	2010	400,005	-	143,744	431,263	528,000	10,419	1,513,431
Chief Development Officer	2009	230,772	-	286,018	857,849	220,915	6,214	1,601,768
	2008	-	-	-	-	-	-	-

(a)	Represents payments made to the named executive officer in 2008 according to terms of his employment offer as reimbursement of bonus forfeited when he left his prior employer.
(b)
Represents the grant date fair value of restricted stock granted for each year.  The grant date fair value is calculated using the closing price of the Company’s stock on the date of grant. For additional information regarding the valuation assumptions of this award, refer to Note 19 of the Company’s consolidated financial statements in the 2010 Form 10-K filed with the SEC on March 1, 2011. See the “2010 Grants of Plan-Based Awards Table” and “Outstanding Equity Awards at 2010 Fiscal Year-End Table” in this Proxy Statement for information on stock awards granted in 2010 and prior years.  These amounts reflect the aggregate grant date value computed in accordance with Financial Accounting Standards Board’s Accounting Statement of Codification Topic 718 (“ASC Topic 718”), and do not correspond to the actual value that may be realized by the named executive officers.  Any performance awards included in these amounts have been valued based on the probable outcome of the performance conditions as of the grant date.

(c)
Represents the grant date fair value of SARs granted for each year.  For additional information regarding the valuation assumptions of this award, refer to Note 19 of the Company’s consolidated financial statements in the 2010 Form 10-K filed with the SEC on March 1, 2011. See the “2010 Grants of Plan-Based Awards Table” and “Outstanding Equity Awards at 2010 Fiscal Year-End Table” in this Proxy Statement for information on SARs awards granted in 2010 and prior years.  These amounts reflect the aggregate grant date value computed in accordance with ASC Topic 718, and do not correspond to the actual value that may be realized by the named executive officers.  Any performance awards included in these amounts have been valued based on the probable outcome of the performance conditions as of the grant date.

(d)	The maximum value for awards, assuming the highest level of performance conditions is probable for performance awards granted, is provided for each executive in the table below.

Name	Year	Restricted Stock Maximum Value ($)	SARs Maximum Value ($)	Maximum Fair Value of Stock Awards and SARs ($)

Mr. Jackson	2010	$ 1,068,852	$ 3,206,301	$ 4,275,153
	2009	562,574	1,687,538	2,250,112
	2008	4,963,319	4,837,523	9,800,842

Mr. Norona	2010	300,056	900,084	1,200,140
	2009	234,366	703,192	937,558
	2008	2,114,239	1,735,911	3,850,150

Mr. Freeland	2010	506,279	1,518,789	2,025,068
	2009	271,919	815,638	1,087,557
	2008	503,129	1,510,261	2,013,390

Mr. Wade	2010	271,877	815,645	1,087,522
	2009	225,078	675,010	900,088
	2008	426,608	1,280,430	1,707,038

Ms. Kozikowski	2010	215,649	646,923	862,572
	2009	384,465	1,153,184	1,537,649
	2008	-	-	-

(e)
Amounts in this column were paid to the named executives in February of 2009 and 2010 and March 2011, respectively, for the preceding fiscal year’s performance according to the terms of the annual incentive plans in effect for each respective year.

(f)	Includes company matching contributions according to the terms of the Company’s 401(k) plan.
(g)
Includes life insurance premiums paid by the Company for coverage equal to one times the executive’s annual salary, which is the incremental cost required to cover a benefit stated in the terms of each executive’s employment contract.

(h)
Includes executive allowances for 2010 as follows: Mr. Jackson - $15,000 for financial planning; Mr. Norona - $10,000 for personal development and automobile use; Mr. Wade - $10,000 for financial planning and personal automobile use; Ms. Kozikowski - $10,000 for personal health and financial planning; and Mr. Freeland - $10,000 for legal and financial planning. Information about these taxable perquisites is discussed under the heading “Other Compensation” in the Compensation Discussion and Analysis section of this Proxy Statement.

(i)
This column also includes the value of any personal use of the Company aircraft calculated at the incremental cost to the Company related to personal use of the Company aircraft.  Individual expenses related to aircraft use for 2008 and 2009 are provided in accordance with the Company’s aircraft use policy.   For 2010, reportable compensation for Messrs. Jackson and Freeland are $84,945 and $11,818, respectively, related to Company aircraft use.  The incremental cost to the Company for personal use of Company aircraft is calculated based on the primary variable operating costs to the Company, including fuel, maintenance and other miscellaneous variable costs.  All personal use of the Company aircraft is reportable as taxable wages for executives and no tax reimbursements are provided by the Company.

(j)
Mr. Wade was retirement eligible at the time of the November 2008, December 2009 and December 2010 grants. The terms of the awards provide that retirement eligible employees will receive, at minimum, the target value of the performance award.  Accordingly, the aggregate grant date fair value for these target level awards was computed in accordance with ASC Topic 718.

(k)
The Total Compensation for 2009 for Messrs. Jackson, Norona, Freeland and Wade decreased significantly due to the higher value of equity grants awarded in 2008 as compared to 2009, attributable primarily to non-recurring grants made to Messrs. Jackson, Norona and Freeland upon their hire in 2008 and the lower number of grants made to Mr. Wade in 2009 versus 2008 due to a change in the Company’s annual long-term incentive grant cycle, which is described in our 2009 Proxy Statement.  See the “Outstanding Equity Awards at 2010 Fiscal Year-End Table” for additional information regarding the Stock and Option or SAR awards.

2010 Grants of Plan-Based Awards Table

The following table sets forth information concerning grants of cash and stock-based awards made under our executive compensation and incentive plans during 2010.  The threshold, target and maximum non-equity incentive award amounts shown in the table represent the amounts to be paid if the Company’s performance meets the respective levels of the two applicable performance measures.  The performance measures are more fully described in the “CD&A” section of this Proxy Statement.  The threshold, target and maximum incentive award amounts shown in the table represent the amounts to be paid if the Company’s performance had met the respective level of applicable performance measures as more fully described in the “CD&A” section of this Proxy Statement and the “2010 Annual Incentive Plan Performance Results Table.”

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (a)			Estimated Future Payouts Under Equity Incentive Plan Awards (b)			All Other Stock Awards: Number of	All Other Option Awards:	Exercise	Grant Date Fair Value of
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Shares of Stock or Units (#) (c)	Number of Securities Underlying Options (#) (d)	Price of Option Awards ($/sh) (e)	Stock and Option Awards ($)(h)

Mr. Jackson	1/1/2010	$ 350,000	$ 1,400,000	$ 2,800,000	-	-	-	-	-	$ -	$ -
	12/1/2010	-	-	-	-	27,630	82,893	-	82,893	66.15	2,137,515
	12/1/2010	-	-	-	-	2,692	8,079	8,079	-	-	712,502

Mr. Norona	1/1/2010	101,250	405,000	810,000	-	-	-	-	-	-	-
	12/1/2010	-	-	-	-	7,756	23,270	-	23,270	66.15	600,043
	12/1/2010	-	-	-	-	755	2,268	2,268	-	-	199,971

Mr. Freeland (f)	1/1/2010	112,500	450,000	900,000	-	-	-	-	-	-	-
	5/24/2010	-	-	-	-	4,159	12,476	-	12,476	49.55	262,500
	5/24/2010	-	-	-	-	442	1,324	1,324	-	-	87,505
	12/1/2010	-	-	-	-	9,695	29,086	-	29,086	66.15	750,025
	12/1/2010	-	-	-	-	944	2,835	2,835	-	-	249,981

Mr. Wade (g)	1/1/2010	101,250	405,000	810,000	-	-	-	-	-	-	-
	12/1/2010	-	-	-	-	7,029	21,087	-	21,087	66.15	543,763
	12/1/2010	-	-	-	-	685	2,055	2,055	-	-	181,251

Ms. Kozikowski	1/1/2010	80,000	320,000	640,000	-	-	-	-	-	-	-
	12/1/2010	-	-	-	-	5,574	16,725	-	16,725	66.15	431,263
	12/1/2010	-	-	-	-	543	1,630	1,630	-	-	143,744

(a)	The non-equity incentive plan information represents our 2010 annual incentive plan.
(b)
These columns include performance-vesting portions of the restricted stock and SAR grants to our executives.  For the December 2010 grants our executives received 75 percent of target award value granted in the form of SARs and the remaining 25 percent granted in the form of shares of restricted stock, which are shown in separate rows, respectively.  At target, the performance-based portion represents 25 percent of the total long-term incentive grant value.   These shares may be earned on March 1, 2014, following certification by the Committee of the performance vesting achievement level of the Company during fiscal years 2011 through 2013. At the threshold level of Company performance, executives receive no performance-based SARs or shares of restricted stock.  The Company’s EPA must exceed 40 percent of the peer group companies and exceed a minimum cumulative EPA amount of $782 million during the performance period to become eligible to receive additional performance-based shares.  In order for the executive officers to earn the full performance-based portion of the target amount (which is 25 percent of the target amount and, when added to the time-based shares, a total of 100 percent of target), the Company’s EPA must equal the peer group median.  Executive officers may receive additional SARs and shares of restricted stock up to a maximum of an additional 50 percent of the target level award, if the Company’s EPA meets or exceeds 80 percent of the peer group companies.

(c)
This column includes the number of shares of time-vesting restricted stock awarded to each executive for 2010 grants. These shares will vest in approximately equal annual installments on each anniversary grant date over a consecutive three-year period.

(d)
This column includes the number of time-vesting SARs awarded to each executive for the 2010 grants. These SARs will vest in approximately equal annual installments on each anniversary grant date over a consecutive three-year period.

(e)	Stock prices shown are the exercise price of any SARs grants based on the closing price of the Company’s common stock on the date of grant.
(f)
Mr. Freeland received two equity grants during 2010.  On May 24, 2010, Mr. Freeland received a special high performer equity grant under the Company’s 2004 LTIP.  Mr. Freeland received 75 percent of target award value granted in the form of SARs and the remaining 25 percent granted in the form of shares of restricted stock.  Vesting for 75 percent of the target award of SARs and restricted stock will occur in approximately equal annual installments on each anniversary grant date over a consecutive three-year period, with the first installment vesting on May 24, 2011. The remaining 25 percent of the awards consists of performance awards that require attainment of target performance goals and a minimum three-year vesting period. The target performance goals are consistent with those of the December 2009 annual grant. If the Company’s performance exceeds the performance target level, Mr. Freeland may receive additional SARs and restricted stock up to a maximum of an additional 50 percent of the target level award.  The aggregate grant date fair value for these awards was computed in accordance with ASC Topic 718. The performance awards may vest on May 24, 2013, following the certification of the performance target achievement level of the Company during the 2010 through 2012 fiscal years by the Committee on March 1, 2013.

(g)
Mr. Wade was retirement eligible at the time of the December 1, 2010 grants. The terms of the award entitle retirement-eligible employees to receive, at minimum, the target value of the performance award.  The aggregate grant date fair value for the target level awards was computed in accordance with ASC Topic 718.

(h)
The aggregate grant date fair value of the awards was computed in accordance ASC Topic 718.  The attainment of target level for performance awards was deemed probable at the date of grant for the December 1, 2010 award.  Accordingly, the grant date fair value was calculated at target level.

The time-vested portions of the restricted stock awards granted in 2010 include voting rights and rights to receive dividend payments in the same amount as paid to our stockholders. Performance-based restricted stock does not contain dividend or voting rights.  The Company paid quarterly cash dividends of $0.06 per share in 2010.  All SAR grants have a term of seven years and must be settled in shares of Company stock.

Outstanding Equity Awards at 2010 Fiscal Year-End Table

The following table provides information concerning stock-based awards granted to our named executive officers that were outstanding at the end of our last fiscal year.

		Option Awards (a)					Stock Awards (b)
									Equity Incentive Plan Awards:
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Shares Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Market Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)

Mr. Jackson (c)	5/23/2005	6,250	-	-	$ 39.65	5/23/2012	-	$ -	-	$ -
	5/22/2006	7,500	-	-	38.35	5/22/2013	-	-	-	-
	5/21/2007	7,500	-	-	41.64	5/21/2014	-	-	-	-
	1/7/2008	168,750	56,250	-	37.28	1/7/2015	-	-	-	-
	1/7/2008	-	-	-	-	-	110,000	7,276,500	-	-
	11/17/2008	-	56,595	169,785	25.81	11/17/2015	-	-	-	-
	11/17/2008	-	-	-	-	-	5,570	368,456	16,709	1,105,300
	12/1/2009	21,956	43,912	21,955	40.38	12/1/2016	-	-	-	-
	12/1/2009	-	-	-	-	-	4,644	307,201	2,321	153,534
	12/1/2010	-	82,893	27,630	66.15	12/1/2017	-	-	-	-
	12/1/2010	-	-	-	-	-	8,079	534,426	2,692	178,076

Mr. Norona (d)	2/15/2008	37,500	12,500	-	33.66	2/15/2015	-	-	-	-
	2/15/2008	-	-	-	-	-	16,667	1,102,522	-	-
	2/19/2008	42,374	21,187	-	33.80	2/20/2015	-	-	-	-
	2/19/2008	-	-	-	-	-	1,849	122,311	-	-
	11/17/2008	31,988	15,995	47,983	25.81	11/17/2015	-	-	-	-
	11/17/2008	-	-	-	-	-	1,574	104,120	4,722	312,360
	12/1/2009	9,149	18,298	9,148	40.38	12/1/2016	-	-	-	-
	12/1/2009	-	-	-	-	-	1,935	128,000	967	63,967
	12/1/2010	-	23,270	7,756	66.15	12/1/2017	-	-	-	-
	12/1/2010	-	-	-	-	-	2,268	150,028	755	49,943

Mr. Freeland (e)	2/19/2008	56,498	28,250	-	33.80	2/20/2015	-	-	-	-
	2/19/2008	-	-	-	-	-	3,698	244,623	-	-
	11/17/2008	33,219	16,610	49,829	25.81	11/17/2015	-	-	-	-
	11/17/2008	-	-	-	-	-	1,635	108,155	4,904	324,400
	12/1/2009	10,612	21,224	10,612	40.38	12/1/2016	-	-	-	-
	12/1/2009	-	-	-	-	-	2,245	148,507	1,122	74,220
	5/24/2010	-	12,476	4,159	49.55	5/24/2017	-	-	-	-
	5/24/2010	-	-	-	-	-	1,324	87,583	442	29,238
	12/1/2010	-	29,086	9,695	66.15	12/1/2017	-	-	-	-
	12/1/2010	-	-	-	-	-	2,835	187,535	944	62,446

Mr. Wade	2/22/2005	77,000	-	-	33.37	2/22/2012	-	-	-	-
	2/21/2006	105,000	-	-	40.45	2/21/2013	-	-	-	-
	2/20/2007	66,021	-	-	38.03	2/20/2014	-	-	-	-
	2/19/2008	41,322	20,661	-	33.80	2/20/2015	-	-	-	-
	2/19/2008	-	-	-	-	-	1,804	119,335	-	-
	11/17/2008	31,988	15,995	47,983	25.81	11/17/2015	-	-	-	-
	11/17/2008	-	-	-	-	-	1,574	104,120	4,722	312,360
	12/1/2009	8,782	17,565	8,782	40.38	12/1/2016	-	-	-	-
	12/1/2009	-	-	-	-	-	1,858	122,907	928	61,387
	12/1/2010	-	21,087	7,029	66.15	12/1/2017	-	-	-	-
	12/1/2010	-	-	-	-	-	2,055	135,938	685	45,313

Ms. Kozikowski (f)	6/10/2009	6,452	12,905	19,357	43.50	6/10/2016	-	-	-	-
	6/10/2009	-	-	-	-	-	1,438	95,124	2,156	142,619
	12/1/2009	7,685	15,370	7,684	40.38	12/1/2016	-	-	-	-
	12/1/2009	-	-	-	-	-	1,626	107,560	812	53,714
	12/1/2010	-	16,725	5,574	66.15	12/1/2017	-	-	-	-
	12/1/2010	-	-	-	-	-	1,630	107,825	543	35,919

(a)
Includes grants of stock options and SARs.  With the exception of the special grants to Messrs. Jackson, Norona and Freeland, as described in notes “(c)”, “(d)” and “(e)” below, all stock options and time-vested SARs vest in three approximately equal annual installments commencing on the first anniversary date of the grant.  The amounts shown for SARs granted in November 2008 and June 2009 represent the time-vested portion of the grants and the performance-based portion of the grants at maximum target level.  The amounts shown for the December 2009 and December 2010 grants represent the time-vested portion of the grants and the performance-based portion of the grants at target level, respectively.  The performance-based option awards shown in this table as Equity Incentive Plan Awards granted in 2008, 2009 and 2010, except for the June 2009 grant to Ms. Kozikowski and the May 2010 grant to Mr. Freeland, may be eligible for exercise on March 1, 2012, March 1, 2013, and March 1, 2014, respectively, following certification by the Committee of the performance vesting achievement level.  The June 2009 grant to Ms. Kozikowski and the May 2010 grant to Mr. Freeland may be eligible for exercise on June 10, 2012 and May 24, 2013, respectively, upon completion of vesting.

(b)
All stock awards listed in the table are awards of restricted stock.  With the exception of the special grants to Mr. Jackson in January 2008 and to Messrs. Norona and Freeland in February 2008, as described in notes (c), (d) and (e) below, all awards of time-vested restricted stock vest in approximately equal one-third annual increments commencing on the first anniversary of the date of grant.  The market value of the stock awards is reflective of the closing price of the Company’s stock as of December 31, 2010 ($66.15), the last day that the Company’s common stock was traded during fiscal year 2010.  The amounts shown for restricted stock awarded in November 2008 and June 2009 represent the time-vested portion of the grants and the performance-based portion of the grants at maximum target level.  The amounts shown for December 2009 and December 2010 represent the time-vested portion of the grants and the performance-based portion of the grants at target level.  The performance-based stock awards shown in this table as Equity Incentive Plan Awards granted in 2008, 2009 and 2010, except for the June 2009 grant to Ms. Kozikowski and the May 2010 grant to Mr. Freeland, may vest on March 1, 2012, March 1, 2013, and March 1, 2014, respectively, following certification by the Committee of the performance achievement level.  The June 2009 grant and the May 2010 grant may vest on June 10, 2012 and May 24, 2013, respectively.

(c)
For Mr. Jackson, all outstanding option awards granted prior to January 2008 were granted as part of his compensation as an independent director.  Effective upon Mr. Jackson’s employment as our chief executive officer on January 7, 2008, Mr. Jackson received equity grants valued in the amount of $6,351,000 under the Company’s 2004 LTIP to replace stock value he forfeited when he left his former employment.  This replacement equity consisted of 110,000 shares of restricted stock which vested on the third anniversary of the effective date of the grant and 225,000 SARs.  One-fourth of the SARs vested immediately and could be exercised after January 8, 2009, and the remaining three-fourths of the SARs vested annually in equal installments on the first, second and third anniversaries of the grant date.  These equity awards were designed to directly link his interests with those of our stockholders.

(d)
On February 15, 2008, Mr. Norona received special equity grants pursuant to his employment agreement that were intended to replace stock value he forfeited when he left his former employment.  The equity grants were made under the Company’s 2004 LTIP.  The special grant consisted of 50,000 shares of restricted stock that vested equally in one-third increments on the first, second and third anniversaries of the grant date and a special grant of 50,000 SARs.  One-fourth of the SARs were vested immediately with a one-year holding period before they could be exercised, and the remaining three-fourths of the SARs vested in equal annual installments on the first, second and third anniversaries of the grant date.  Effective February 19, 2008, Mr. Norona received equity grants under the Company’s 2004 LTIP valued at $750,000 on the date of grant consisting of 25 percent of the value issued in the form of 5,547 shares of restricted stock that vested annually in three equal installments commencing on the first anniversary of the grant date and 75 percent of the value issued in the form of 63,561 SARs that vested annually in three equal increments on the first, second and third anniversaries of the grant date.

(e)
On February 19, 2008, Mr. Freeland received two equity grants under the Company’s 2004 LTIP.  The first grant, valued at $250,000, was awarded to Mr. Freeland pursuant to the terms of his offer of employment.  The special grant consisted of 1,849 shares of restricted stock which vested on the third anniversary of the effective date of the grant and 21,188 SARs. The SARs vested annually in three equal increments on the first, second and third anniversaries of the grant date. Mr. Freeland’s second grant was awarded pursuant to the Company’s annual grant policy. The SARs and restricted stock vested annually in three equal increments on the first, second and third anniversaries of the grant date.  On May 24, 2010, Mr. Freeland received a special high performer equity grant under the Company’s 2004 LTIP comprised of 75 percent SARs and 25 percent restricted stock.  This grant was valued at $350,000 and consisted of 1,324 shares of restricted stock that will vest annually in three equal increments on the first, second and third anniversaries of the grant date.  In addition, the restricted stock grant included 442 performance-based shares of restricted stock that may vest on the third anniversary of the effective date of the grant.  The equity grant included 12,476 time-vested SARs.  The SARs vest annually in three equal increments on the first, second and third anniversaries of the grant date.  In addition, the SARs grant included 4,159 performance-based SARs units that may vest on the third anniversary of the grant date.

(f)
On June 10, 2009 pursuant to the terms of Ms. Kozikowski’s offer of employment, Ms. Kozikowski received an equity grant under the Company’s 2004 LTIP consisting of 75 percent SARs and 25 percent restricted stock.  This grant was valued at $750,000 which represents the maximum level of vesting in accordance with the accounting provisions of ASC Topic 718 since the Company had determined the maximum target goal was highly probable as of the grant date.  The special grant consisted of 2,156 shares of restricted stock that will vest annually in three equal increments on the first, second and third anniversaries of the grant date.  In addition, the restricted stock grant included 2,156 performance-based restricted stock units that may vest on the third anniversary of the effective date of the grant.  The equity grant included 19,357 time-vested SARs.  The SARs vest annually in three equal increments on the first, second and third anniversaries of the grant date.  In addition, the SARs grant included 19,357 performance-based SARs units that may vest on the third anniversary of the grant date.

2010 Option Exercises and Stock Vested Table

The following table sets forth information with respect to our named executive officers who exercised stock options, SARs and vested in stock awards during 2010.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Mr. Jackson	76,526	$ 4,876,562	7,892	$ 518,435
Mr. Norona	-	-	21,057	954,538
Mr. Freeland	-	-	4,606	255,273
Mr. Wade	125,000	2,519,247	15,880	746,980
Ms. Kozikowski	-	-	1,530	89,779

2010 Non-Qualified Deferred Compensation Table

The following table sets forth information with respect to our named executive officers concerning executive contributions to non-qualified deferred compensation plans during 2010.  The Company does not make any contributions to these deferred compensation plans.  Aggregate earnings information includes changes in market value of the investments plus any dividends received by the executive for their DSUs.

Name	Executive Contributions in Last FY (a) ($)	Aggregate Earnings in Last FY (b) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)

Mr. Jackson	$ 896,000	$ 935,718	$ -	$ 4,084,081
Mr. Norona	341,283	866	-	667,152
Mr. Freeland	-	-	-	-
Mr. Wade	-	845	-	591,292
Ms. Kozikowski	-	-	-	-

(a)
Additional information is provided under “Retirement Savings” in the Compensation Discussion and Analysis section of this Proxy Statement.  Any amounts reported as Executive Contributions are also reported in the Salary column of the “Summary Compensation Table” of this Proxy Statement.

(b)
Represents unrealized gains or losses on market-based investments selected by executives for their deferred compensation balances.  For Mr. Jackson, the amounts reported also include the value of dividends earned on DSUs and converted to additional DSUs and the change in overall value of DSUs based on the Company’s stock price.

Potential Payments Upon Termination of Employment or Change in Control Table

The following table provides an estimate of the inherent value of the severance payments and benefits provided for in each named executive officer’s employment agreement or other compensation arrangements described above, assuming termination of employment or change in control occurred on December 31, 2010, the last business day of our 2010 fiscal year.

Executive	Voluntary Termination without Good Reason or Involuntary Termination for Due Cause (a)	Retirement	Disability	Death	Involuntary Termination without Due Cause or Voluntary Termination for Good Reason not related to a Change in Control (b)	Involuntary Termination without Due Cause or Voluntary Termination for Good Reason related to a Change in Control (c)

Mr. Jackson
Cash Severance (d)	$-	$ -	$ 2,000,420	$ 2,490,420	$ 2,490,420	$ 4,980,839
Stock Incentives (e) (f)	-	-	19,725,516	19,725,516	2,007,366	19,725,516
Cont'd Medical Coverage (g)	-	-	5,835	-	5,835	5,835
Outplacement	-	-	-	-	12,000	12,000
Executive Choice	-	-	-	-	15,000	15,000
Life Insurance	-	-	-	700,000	-	-
Disability Insurance Payout (h)	-	-	420,000	-	-	-
Excise Tax Gross-Up	n/a	n/a	n/a	n/a	n/a	6,975,134
	$-	$ -	$ 22,151,770	$ 22,915,935	$ 4,530,620	$ 31,714,324

Mr. Norona
Cash Severance (d)	$-	$ -	$ 612,687	$ 927,692	$ 927,692	$ 1,855,385
Stock Incentives (e) (f)	-	-	5,663,601	5,663,601	599,449	5,663,601
Cont'd Medical Coverage (g)	-	-	5,835	-	5,835	5,835
Outplacement	-	-	-	-	12,000	12,000
Executive Choice	-	-	-	-	15,000	15,000
Life Insurance	-	-	-	450,008	-	-
Disability Insurance Payout (h)	-	-	270,005	-	-	-
Excise Tax Gross-Up	n/a	n/a	n/a	n/a	n/a	2,009,781
	$-	$ -	$ 6,552,128	$ 7,041,302	$ 1,559,976	$ 9,561,602

Mr. Freeland
Cash Severance (d)	$-	$ -	$ 692,294	$ 1,007,300	$ 1,007,300	$ 2,014,599
Stock Incentives (e) (f)	-	-	5,179,131	5,179,131	634,628	5,179,131
Cont'd Medical Coverage (g)	-	-	5,094	-	5,094	5,094
Outplacement	-	-	-	-	12,000	12,000
Executive Choice	-	-	-	-	15,000	15,000
Life Insurance	-	-	-	450,008	-	-
Disability Insurance Payout (h)	-	-	270,005	-	-	-
Excise Tax Gross-Up	n/a	n/a	n/a	n/a	n/a	2,364,780
	$-	$ -	$ 6,146,523	$ 6,636,438	$ 1,674,021	$ 9,590,603

Mr. Wade
Cash Severance (d)	$-	$ -	$ 665,268	$ 980,274	$ 980,274	$ 1,960,548
Stock Incentives (e) (f)	-	4,080,246	4,080,246	4,080,246	4,080,246	4,080,246
Cont'd Medical Coverage (g)	-	-	6,071	-	6,071	6,071
Outplacement	-	-	-	-	12,000	12,000
Executive Choice	-	-	-	-	15,000	15,000
Life Insurance	-	-	-	450,008	-	-
Disability Insurance Payout (h)	-	-	270,005	-	-	-
Excise Tax Gross-Up	n/a	n/a	n/a	n/a	n/a	-
	$-	$ 4,080,246	$ 5,021,591	$ 5,510,528	$ 5,093,591	$ 6,073,865

Ms. Kozikowski
Cash Severance (d)	$-	$ -	$ 494,459	$ 774,462	$ 774,462	$ 1,548,925
Stock Incentives (e) (f)	-	-	1,480,226	1,480,226	148,455	1,480,226
Cont'd Medical Coverage (g)	-	-	5,835	-	5,835	5,835
Outplacement	-	-	-	-	12,000	12,000
Executive Choice	-	-	-	-	15,000	15,000
Life Insurance	-	-	-	400,005	-	-
Disability Insurance Payout (h)	-	-	240,003	-	-	-
	$-	$ -	$ 2,220,523	$ 2,654,693	$ 955,752	$ 3,061,986

(a)
Voluntary termination without Good Reason or termination for Due Cause makes an executive ineligible for any employment agreement benefits other than any rights the executive may have under the normal terms of other benefit plans.  Executives must exercise vested long-term incentives within 90 days after the date of termination.  The term “Due Cause” is defined in the agreements as (i) a material breach of the executive’s obligations under the agreement or a material violation of any code or standard of conduct applicable to the Company’s officers that is willful and deliberate and committed in bad faith and that has not been cured; (ii) a material violation of the loyalty obligations as provided in the agreement; (iii) the executive’s willful engagement in bad faith conduct that is demonstrably and materially injurious to the Company; (iv) a conviction of a crime of moral turpitude or a felony involving fraud, breach of trust, or misappropriation; or (v) a determination that the executive is in material violation of the Company’s Substance Abuse Policy.

(b)
The employment agreements provide that the executive’s employment is deemed to be terminated by the Company without Due Cause if the executive elects to terminate his or her employment for Good Reason.  The term “Good Reason” is defined in the agreement as: (i) a material diminution in the executive’s total direct compensation; (ii) a material diminution in the executive’s authority, duties or responsibilities or those of the executive’s supervisors;  (iii) the termination of the Executive Incentive Plan without a replacement plan or the material reduction of the executive’s benefits without a similar reduction for other executives; or (iv) requiring the executive to be based more than 60 miles from the Company’s office at which the executive was principally employed immediately prior to the date of the relocation.  For Mr. Jackson, the definition of “Good Reason” includes failure of the Nominating Committee of the Board to re-nominate him for election as a director or the Board requiring that he no longer report to the Board.  Upon termination of employment by the Company other than for Due Cause or by the executive for Good Reason, the executive is entitled to receive a cash “termination payment” which equals the sum of the executive’s annual base salary, an amount equal to the average annual bonus payment over the past three years and the prorated value of the annual Executive Choice Plan.  The value of the bonus amount included for each executive in the cash severance payment is the average bonus paid for fiscal years 2008, 2009 and 2010. In addition, the executive will receive outplacement services and certain medical benefits coverage.

(c)
If, within 12 months of a Change in Control (as defined in our 2004 LTIP), the executive’s employment is terminated by the Company other than for Due Cause or by the executive for Good Reason, the employment agreements provide that the executive will be entitled to a Change in Control Termination Payment equal to (i) two times the executive’s base salary; (ii) two times the amount equal to the executive’s target bonus; and (iii) the prorated value of the annual Executive Choice Plan.  In addition, executive employment agreements in place prior to May 2009 include a provision which entitles the executive to a tax gross-up payment in the event that an excise tax is levied on the Change in Control payment.  In May 2009, the Committee changed the employment agreement terms so that no tax gross-up provision is included.  Ms. Kozikowski joined the Company in June 2009 and her employment agreement consequently does not include a tax gross-up provision; however, her agreement provides that she is entitled to receive payments upon termination of employment related to a Change in Control up to the maximum allowable amount before any excise tax may be imposed.

(d)
In the case of voluntary termination without Good Reason or termination for Due Cause, the executive would be ineligible to receive a cash severance payment because he or she would not have been actively employed on the date of distribution.  In accordance with the employment agreements, if the executive’s employment is terminated on account of death, the executive’s beneficiary or estate is entitled to receive a lump sum payment equivalent to the executive’s annual base salary and target bonus amount.  In the event that employment is terminated on account of disability, the employment agreements provide that the executive is entitled to receive a cash severance amount equivalent to 30 percent of the executive’s annual base salary and an amount equal to the executive’s annual target bonus.

(e)
Amounts shown here are calculated as the differences between the exercise price of the outstanding long-term stock-based incentives and the closing price of our stock on the last day the Company’s stock was traded during Fiscal 2010 ($66.15).

(f)
The terms of the executives’ SAR and restricted stock agreements provide that upon termination of employment due to death or disability, any remaining previously unvested time-based SARs or shares of restricted stock will vest immediately.  Performance-based SARs and shares of restricted stock will vest at the end of the applicable performance period on a pro-rata basis commensurate with the time employed prior to death or disability during the performance period.  The SARs and shares vested will be no fewer than the total SARs and shares at the target level.  In the event of retirement, time-based shares will continue to vest commensurate with the vesting period of the award.  Performance-based SARs and restricted stock vest at the end of the applicable performance period on a pro-rata basis commensurate with the time employed prior to retirement during the performance period.  The shares vested will be no fewer than the total SARs and shares at the target level.  In the event of involuntary termination without Due Cause or voluntary termination for Good Reason, performance-based SARs and restricted stock will vest immediately as of the date of termination at the target level and in the same ratio at which the time-based awards have vested.  The terms of the executives’ SAR and restricted stock agreements provide that any remaining previously unvested, time-based shares will immediately vest upon Change in Control.  Performance-based shares will immediately vest on a pro-rata basis commensurate with the performance period prior to the Change in Control event, provided that the pro-rata shares are no fewer than the total shares at the target level.

(g)	Amounts provided for continued medical coverage represent the Company’s cost of providing one year of healthcare coverage to the executive.
(h)	Disability amounts shown consist of the amount the executives receive under the Company’s qualified plan and the cash severance.

PROPOSAL NO. 2

STOCKHOLDER ADVISORY VOTE ON THE COMPENSATION
OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

We are giving you the opportunity to provide your advisory vote on our executive compensation programs pursuant to the compensation disclosure and proxy solicitation rules of the Securities and Exchange Commission.  We ask that you vote to approve the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis section and the accompanying tables contained in this Proxy Statement.  Because your vote is advisory, it will not be binding on our Board, the Company or our Compensation Committee, and we will not be required to take any action as a result of the outcome of the vote on this proposal.  However, the Board’s Compensation Committee will carefully consider the voting results and take them into consideration when making future decisions regarding executive compensation policies and procedures.

We have a long history of delivering strong strategic and financial results for our stockholders, our customers and the community.  The executive compensation programs have played a key role in our ability to attract and retain a highly experienced, successful team to manage our Company and drive these strategic and financial results.  We believe our executive compensation programs are structured in the best manner possible to support our Company and our business objectives, as well as to support our culture and traditions that have been around for over 75 years.  Our Company is poised to provide an engaged work force and to continue our long-standing tradition of excellence and delivery of strong results for our stockholders, our customers and the communities we operate in.

We believe our executive compensation programs strike the appropriate balance between utilizing responsible measured pay practices and effectively incentivizing our executives to dedicate themselves fully to value creation for our stockholders.  This balance is evidenced by the following:

•
Our compensation programs are substantially tied into our key business objectives and the success of our stockholders.  If the value we deliver to our stockholders declines, so does the value of the compensation we deliver to our executives.

•	We maintain the highest level of corporate governance over our executive pay programs.

•
We closely monitor the compensation programs and pay levels of executives from companies of similar size and complexity, so that we may ensure that our compensation programs are within the norm of a range of market practices.

•
Our Compensation Committee, in conjunction with our Nominating and Corporate Governance Committee, our Chief Executive Officer and other key leaders, engages in a rigorous talent review process annually to address succession and executive development for our Chief Executive Officer and other key executives.

The Board strongly endorses the Company's executive compensation programs and recommends that the stockholders vote in favor of the following resolution:

“RESOLVED, that the compensation of the Company's named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the “Compensation Discussion and Analysis,” compensation tables and narrative discussion contained in this Proxy Statement, is hereby APPROVED.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION, THE ACCOMPANYING COMPENSATION TABLES AND NARRATIVE DISCUSSION CONTAINED IN THIS PROXY STATEMENT.

PROPOSAL NO. 3

STOCKHOLDER ADVISORY VOTE ON THE FREQUENCY OF THE STOCKHOLDER ADVISORY
VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

Our Company is also giving you the opportunity to provide your advisory vote, pursuant to the executive compensation and proxy solicitation disclosure requirements of the Securities and Exchange Commission, to indicate whether the stockholder advisory vote to approve the compensation of our named executive officers should occur every three years, every two years or every year or you may abstain.  The Company asks that you support an annual frequency period for future non-binding stockholder votes on the compensation of our named executive officers.

We believe an annual stockholder advisory vote on executive compensation will serve both our Company and our stockholders well by ensuring a direct alignment between executive compensation and financial performance results. The Company believes an annual stockholder vote will further enhance shareholder communication by providing a clear, simple means for the Company to obtain information on investor sentiment about our executive compensation philosophy and practices.

The Board endorses an annual stockholder advisory vote on the Company's executive compensation program and recommends the stockholders vote in favor of the following resolution:

“RESOLVED, that the stockholders determine, on an advisory basis, that the preferred frequency of the advisory vote on the compensation of the Company’s named executive officers should be every year.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR A STOCKHOLDER ADVISORY
VOTE EVERY YEAR (“ONE-YEAR”) TO APPROVE THE COMPENSATION OF
THE COMPANY'S NAMED EXECUTIVE OFFICERS.

EQUITY COMPENSATION PLAN INFORMATION TABLE

The following table sets forth our shares authorized for issuance under our equity compensation plans on January 1, 2011.

	Number of shares to be issued upon exercise of outstanding options, warrants, and rights		Weighted-average exercise price of outstanding options, warrants, and rights (a)	Number of securities remaining available for future issuance under equity compensation plans(b)

Equity compensation plans
approved by stockholders (c)	5,670,866	(d)	$37.52	2,348,131

Equity compensation plans
not approved by stockholders	-		-	-
Total	5,670,866		$37.52	2,348,131

 (a)  Includes weighted average exercise price of outstanding stock options and SARs only.
 (b)  Excludes shares reflected in the first column and is based on management’s estimate of the probable vesting outcome for performance-based awards.
 (c)  Includes the 2004 LTIP.
 (d)  Includes grants of stock options, SARs, performance-based SARs, restricted stock, performance-based restricted stock and DSUs.

NON-MANAGEMENT DIRECTOR COMPENSATION

Under our director compensation program, each non-management director receives annual compensation that is comprised of a combination of cash and equity-based compensation.  Management directors do not receive any additional compensation for services as a director.  Non-management directors receive an annual retainer of $50,000 and all additional applicable retainers or fees as set forth in the following table.

Directors who chair Board committees receive additional retainer amounts annually for their committee chair responsibilities. The Audit Committee chair receives $20,000.  Each chair of the other Board committees receives $10,000.  The Board chair receives an additional $100,000 retainer.

Each non-management director may elect to receive all or a portion of his or her annual retainer on a deferred basis in the form of DSUs.  Each DSU is equivalent to one share of our common stock.  Dividends paid by the Company are credited toward the purchase of additional DSUs.  DSUs are payable in the form of common stock to participating directors over a specified period of time as elected by the participating director, or whenever their Board service ends, whichever is sooner.

 In addition, each non-management director receives long-term equity incentives valued at $120,000 per year.  The long-term incentives are awarded annually in the form of DSUs.  Directors’ annual stock-based compensation is granted to them shortly after the date of the annual stockholder meeting.  Board members who are appointed at any time other than at the annual meeting receive a prorated number of DSUs based upon the number of months from their election date until the next annual stockholder meeting. The long-term equity incentives are delivered in two equal portions of DSUs, each with different schedules for conversion into common shares.   The first type of DSUs is fully vested after one year board service and is distributed in common shares after the director’s service on the board ends.  The second type of DSUs is fully vested after one year of board service and is distributed in common shares after three years.  Directors may choose to defer receipt of the second type of DSUs beyond the initial three years.  In May 2010, each director received long-term incentives valued at $120,000, which were granted in the form of 2,422 DSUs.

2010 Director Summary Compensation Table

Information provided in the following table reflects the compensation delivered to non-management directors for our last fiscal year:

Name	Fees Earned or Paid in Cash (a) ($)	Stock Awards (b) ($)	Total ($)

John F. Bergstrom	$50,000	$120,000	$170,000
John C. Brouillard	150,000	120,000	270,000
Fiona P. Dias	50,000	120,000	170,000
Frances X. Frei	50,000	120,000	170,000
William S. Oglesby	60,000	120,000	180,000
J. Paul Raines (c)	62,500	150,000	212,500
Gilbert T. Ray	60,000	120,000	180,000
Carlos A. Saladrigas	70,000	120,000	190,000
Francesca M. Spinelli	60,000	120,000	180,000

(a)	Information includes paid or deferred board annual retainers and chair retainers during Fiscal 2010.
(b)
Represents the grant date fair value of deferred stock units granted during Fiscal 2010.  The grant date fair value is calculated using the closing price of the Company’s stock on the date of grant.  For additional information regarding the valuation assumptions of this award, refer to Note 19 of the Company’s consolidated financial statements in the 2010 Form 10-K filed with the SEC on March 1, 2011.  These amounts reflect the aggregate grant date value computed in accordance with ASC Topic 718, and do not correspond to the actual value that will be realized by the directors.

(c)
Mr. Raines became a director effective February 1, 2010, at which time he received a pro-rated DSU grant and annual retainer based on the remainder of the 2009-2010 term of service for directors.  The amount of his pro-rated retainer was $12,500, and his pro-rated DSU grant was valued at approximately $30,000.

Directors’ Outstanding Equity Awards at 2010 Fiscal-Year End Table

The following table provides information about non-management directors’ outstanding equity as of the end of our last fiscal year:

Name	Outstanding Stock Options and SARs	Outstanding Deferred Stock Units

John F. Bergstrom	5,709	6,672
John C. Brouillard (a)	35,709	11,230
Fiona P. Dias	-	4,490
Frances X. Frei	-	3,669
William S. Oglesby	32,584	11,502
J. Paul Raines	-	3,162
Gilbert T. Ray	28,209	10,275
Carlos A. Saladrigas	35,709	10,062
Francesca M. Spinelli	5,709	10,487

(a)
Outstanding stock SARs for Mr. Brouillard reflect stock incentives awarded to him during his tenure as our interim Chair, President, and Chief Executive Officer which continue to vest during his service as a director and will expire in the future according to the terms of the original long-term incentive agreements.

INFORMATION CONCERNING OUR EXECUTIVE OFFICERS

The following table provides information about our executive officers as of March 23, 2011.

Name	Age	Position
Darren R. Jackson	46	Chief Executive Officer and Director

Jimmie L. Wade	56	President

Kevin P. Freeland	53	Chief Operating Officer

Tamara A. Kozikowski	49	Chief Development Officer

Michael A. Norona	47	Executive Vice President, Chief Financial Officer and Assistant Secretary

Gregory N. Johnson	43	Senior Vice President, General Manager DIY and Chief Marketing Officer

Jill A. Livesay	42	Senior Vice President, Controller

Sarah E. Powell	44	Senior Vice President, General Counsel and Corporate Secretary

Charles E. Tyson	48	Senior Vice President, Merchandising

Our executive officers are elected by and serve at the discretion of our Board.  There are no family relationships among any of our executive officers.  Set forth below is a brief description of the business experience of all executive officers other than Mr. Jackson, who is also a Director and whose business experience is set forth in the “Nominees for Election to Our Board” section of this Proxy Statement.

Mr. Wade, President, joined us in February 1994 and has held his current position since January 2009.  From February 2008 to January 2009, Mr. Wade served as Executive Vice President, Customer Development Officer, Commercial.    From May 2005 until February 2008, Mr. Wade served as Executive Vice President, Business Development.  From August 2003 to May 2005 he served as President.  From March 2000 to August 2003 he served as President and Chief Financial Officer.  From October 1999 to March 2000 he served as President.  Mr. Wade also served as our Secretary from March 2000 until April 2001.  Prior to 1993, Mr. Wade was Vice President, Finance and Operations for S.H. Heironimus, a regional department store company.

Mr. Freeland, Chief Operating Officer, joined us in February 2008 and has held his current position since January 2009.  From February 2008 until January 2009, Mr. Freeland served as Executive Vice President, Merchandising, Supply Chain and Information Technology.  Before joining Advance, Mr. Freeland was the President and Founder of Optimal Advantage, a boutique retail consulting firm, from September 2004 to February 2008.  Prior to establishing his own business, Mr. Freeland spent eight years with Best Buy Co., Inc., a specialty retailer of consumer electronics, office products, appliances and software, serving as its Vice President of Inventory, Senior Vice President of Inventory and, ultimately, President of the Musicland Division.  Mr. Freeland also spent eight years at Payless Shoe Source, a family footwear and accessories retail chain, in a variety of merchandising positions, including his final position as Vice President of Merchandise Distribution.

Ms. Kozikowski, Chief Development Officer, joined us in June 2009. Prior to joining Advance, she served as Senior Vice President for Best Buy Co., Inc., a specialty retailer of consumer electronics, office products, appliances and software.  From November 2007 to February 2009, Ms. Kosikowski was the Senior Vice President of Merchandising, where she was responsible for Best Buy’s appliance, music, movies and gaming businesses.  Prior to this role, she served other senior leadership operational roles including, Senior Vice President Retail Support/Operations from March 2004 to

August 2006 and Senior Vice President of Services (Geek Squad) Operations from August 2006 to November 2007.  Prior to March 2004, Ms. Kozikowski served as Senior Vice President, Real Estate and Property Management for Best Buy Co., Inc., and in various escalating roles with the Musicland Division, where she ultimately served as Vice President, Real Estate and Construction.

Mr. Norona, Executive Vice President, Chief Financial Officer and Assistant Secretary, joined us in February 2008.  Before joining Advance, Mr. Norona served as the President of Financial Services for Best Buy Co., Inc., a specialty retailer of consumer electronics, office products, appliances and software, from March 2007 to February 2008.  Prior to that position, he served Best Buy as Vice President of Financial Services from June 2006 until March 2007, as Vice President Finance-Retail Decision Support from May 2004 until June 2006, and as Vice President Finance-Shared Services from April 2002 until May 2004.  Prior to April 2002, Mr. Norona served in escalating financial leadership roles, ultimately serving as head of Finance with Future Shop, a Best Buy subsidiary.  Mr. Norona holds the Professional Accounting Designation (CGA) and is a member of the Certified General Accountants of Canada.

Mr. Johnson, joined Advance in February 2009 as Senior Vice President, General Manager DIY and Chief Marketing Officer. Prior to joining Advance, Mr. Johnson served as Senior Vice President of Marketing, Strategy and Communications for Best Buy Co., Inc., a specialty retailer of consumer electronics, office products, appliances and software, since May 2008. While at Best Buy, from December 2005 to May 2008, he also served as Vice President of Consumer Marketing and Strategy and Vice President of Customer Centricity. Prior to that, from 2003 to 2005, Mr. Johnson served as Vice President of Marketing, International Markets and Global Director of Marketing for The Gillette Company, which manufactures and sells consumer products worldwide.  Prior to 2003, Mr. Johnson held various marketing and brand management-related positions at multinational companies such as Eastman Kodak Company, a provider of consumer and workplace products and services related to photography and printing, SC Johnson & Sons, Inc., which produces household products, Motorola, Inc., a provider of mobile communication technologies, products and services, and Kraft Foods, Inc., a food manufacturing and marketing company.

Ms. Livesay, Senior Vice President, Controller, joined us in July 1995 and has served in her current position since July 2005.  During her tenure at Advance, she has served in several leadership roles in accounting and finance.   In January 2002, she became Vice President, Accounting, a position she held until October 2004, when she became Vice President, Controller.  Prior to joining Advance, Ms. Livesay worked for KPMG LLP, a public accounting firm.  Ms. Livesay is a certified public accountant.

Ms. Powell, Senior Vice President, General Counsel and Corporate Secretary, joined us in September 2002 and has served as Senior Vice President, General Counsel and Corporate Secretary since April 2009.  Prior to that, Ms. Powell served as Acting General Counsel from November 2007 to April 2009 and as Vice President, Real Estate Counsel from September 2007 to April 2009.  She served as Senior Attorney from September 2002 to September 2007.  Before coming to Advance, Ms. Powell served as Assistant General Counsel for Food Lion, LLC, a grocery retailer, in Salisbury, North Carolina.  Prior to that, she was engaged in the private practice of law.

Mr. Tyson, Senior Vice President, Merchandising, joined Advance in March 2008.  Prior to joining Advance, Mr. Tyson served as Senior Vice President, Merchandising and Technology with OfficeMax, Inc., from March 2005 to February 2008.  Prior to joining OfficeMax, Mr. Tyson was President of Diversitech Group, an importer of hand and power tools from September 2001 to March 2005.  He worked for Office Depot, Inc., from October 1997 to September 2001 where he held multiple positions with increasing responsibilities, including Senior Vice President, Merchandising and General Merchandising Manager; Senior Vice President, World Wide Global Sourcing; and Vice President, Divisional Merchandise Manager.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us regarding the ownership of our common stock as of March 23, 2011 by:

•	each person or entity that beneficially owns more than 5 percent of our common stock;
•	each member of our Board;
•	each of our executive officers named in the “Summary Compensation Table” included in the Executive Compensation section of this Proxy Statement; and
•	all directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC.  In computing the number of shares beneficially owned by a person and the percentage of ownership held by that person, shares of common stock subject to options and warrants held by that person that are currently exercisable or will become exercisable within 60 days after March 23, 2011 are deemed outstanding, while these shares are not deemed outstanding for computing percentage ownership of any other person.  The address of each beneficial owner for which an address is not otherwise indicated is: c/o Advance Auto Parts, Inc., 5008 Airport Road, Roanoke, Virginia 24012.  Unless otherwise indicated in the footnotes to the table, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable.  We know of no agreements among our stockholders which relate to voting or investment power over our common stock or any arrangement that may at a subsequent date result in a change in control of the Company.

The percentages of common stock beneficially owned are based on 78,941,701 shares of our common stock outstanding at March 23, 2011.

	Shares beneficially owned
Name of Beneficial Owner	Number	Percentage

FMR, LLC (1)	13,453,218	17.0%
82 Devonshire St
Boston, MA 02109

BlackRock, Inc. (2)	6,360,466	8.1%
40 East 52nd Street
New York, NY 10022

Ruane, Cunniff & Goldfarb, Inc. (3)	5,262,493	6.7%
767 Fifth Avenue
New York, NY 10153-4798

Wellington Management Company, LLP (4)	4,467,931	5.7%
280 Congress Street
Boston, MA 02210

Executive Officers, Directors and Others

John F. Bergstrom	13,387	*

John C. Brouillard	48,825	*

Fiona P. Dias	4,495	*

Frances X. Frei	3,673	*

Darren R. Jackson	449,911	*

William S. Oglesby	47,240	*

J. Paul Raines	3,166	*

Gilbert T. Ray	43,594	*

Carlos A. Saladrigas	57,739	*

Francesca M. Spinelli	12,400	*

Michael A. Norona	194,072	*

Kevin P. Freeland	147,195	*

Jimmie L. Wade	398,164	*

Tamara A. Kozikowski	19,835	*

All executive officers and directors as a group (18 persons)	1,601,537	2.0%

(1)
Based solely on a Schedule 13G filed with the SEC by FMR, LLC (“FMR”) and Edward C. Johnson, 3rd, all such shares are beneficially owned by or for entities: (a) Fidelity Management & Research Company, a registered investment advisor to various investment companies (“Fidelity Funds”) and a wholly-owned subsidiary of FMR (“FM&RC”), (b) Pyramis Global Advisors, LLC (“PGALLC”), an indirect wholly-owned subsidiary of FMR and a registered investment advisor, (c) Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly-owned subsidiary of FMR and a bank and (d) Fidelity International Limited (“FIL”), a qualified institution. FM&RC is the beneficial owner of 11,115,275 shares. Mr. Johnson (Chairman of FMR), FMR (through its control of FM&RC) and Fidelity Funds each has sole dispositive power with respect to 11,115,275 shares. Neither Mr. Johnson nor FMR has the sole power to vote or direct the voting of the shares owned directly by Fidelity Funds. The sole voting power of all shares directly owned by Fidelity Funds resides with the Board of Trustees of such funds. PGALLC is the beneficial owner of 91,340 shares. Mr. Johnson and FMR (through its control of PGALLC) each has sole dispositive voting power with respect to 91,340 shares. PGATC is the beneficial owner of 938,300 shares. Mr. Johnson and FMR (through its control of PGATC) each have sole dispositive power of 938,300 shares and voting power of 810,920 shares. FIL is the beneficial owner of 492,300 shares of which it has sole dispositive power of 492,300 shares and sole voting power of 433,400 shares.

(2)
Based solely on a Schedule 13G filed with the SEC by BlackRock, Inc., BlackRock, Inc. has sole voting power and sole dispositive power with respect to all such shares and all shares are held by BlackRock, Inc., and its subsidiaries.

(3)
Based solely on a Schedule 13G filed with the SEC by Ruane, Cunniff & Goldfarb, Inc., Ruane, Cunniff & Goldfarb, Inc. is the beneficial owner of 5,262,493 shares and has sole dispositive power of 5,262,493 shares and voting power of 3,268,190 shares.

(4)
Based solely on a Schedule 13G filed with the SEC by Wellington Management Company, LLC., Wellington Management Company, LLC, in its capacity as investment advisor, may be deemed to beneficially own 4,467,931 shares which are held of record by clients of the company, of which it has sole voting power of 3,421,155 shares.

(5)	The following table provides further detail regarding the shares beneficially owned by the directors and executive officers of the Company:

	Shares beneficially owned

	Shares of our common stock issuable with respect to
Name of Beneficial Owner	Restricted common stock	DSUs	Options and/or SARS exercisable within 60 days of March 23, 2011

John F. Bergstrom	-	6,678	5,709
John C. Brouillard	-	11,241	35,709
Fiona P. Dias	-	4,495	-
Frances X. Frei	-	3,673	-
Darren R. Jackson	18,293	20,854	268,206
William S. Oglesby	-	11,513	32,584
J. Paul Raines	-	3,166	-
Gilbert T. Ray	-	10,285	28,209
Carlos A. Saladrigas	-	10,072	35,709
Francesca M. Spinelli	-	10,497	1,903
Michael A. Norona	5,777	-	154,698
Kevin P. Freeland	8,040	-	132,737
Jimmie L. Wade	5,487	-	350,774
Tamara A. Kozikowski	4,694	-	14,137
All executive officers and directors as a group (18 persons)	49,257	92,473	1,189,965

STOCK OWNERSHIP GUIDELINES FOR DIRECTORS AND EXECUTIVE OFFICERS

Stock ownership guidelines are in place for our non-employee directors, named executive officers and other key employees to further align the interests of our Board and members of management with the interests of our stockholders. The stock ownership requirement for our non-employee directors is 5,000 shares of Company stock or DSUs.  The ownership requirement is five times annual base pay for our CEO, three times annual base pay for other named executive officers and one times annual base pay for our Senior Vice Presidents.   Directors and executives are expected to achieve their respective levels of stock ownership within five years of the date they enter the listed positions.  Individuals who do not achieve the required levels of ownership within the prescribed amount of time will be required to retain a designated percentage of the net shares received upon the exercise of any stock SARs or SARs until the guideline ownership levels have been reached.  Shares or units held by a director or an executive officer in any deferral plan are included in calculating the value of ownership to determine whether the minimum ownership requirement has been met.  The Committee reviews the stock ownership guidelines and reviews progress toward meeting ownership requirements at least annually.  As of the end of 2010, current ownership and anticipated future stock vesting of all directors and executives are projected to satisfy their respective stock ownership requirements by their requisite ownership requirement dates.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires “insiders,” including our executive officers, directors and beneficial owners of more than 10 percent of our common stock, to file reports of ownership and changes in ownership of our common stock with the SEC and the NYSE, and to furnish us with copies of all Section 16(a) forms they file.  Based solely on our review of copies of such forms received by us, or written representations from reporting persons that no Forms 5 were required for those persons, we believe that our insiders complied with all applicable Section 16(a) filing requirements during fiscal 2010, except that one transaction involving the disposition of shares of Company stock to satisfy tax withholding obligations upon the vesting of restricted stock was reported on a late-filed Form 4 for each of Charles E. Tyson and Jimmie L. Wade, respectively.

PROPOSAL NO. 4

RATIFICATION OF APPOINTMENT BY THE AUDIT COMMITTEE OF
DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM FOR 2011

Our Audit Committee has selected Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for fiscal year 2011.  Deloitte also served as our independent registered public accounting firm for fiscal year 2010.  You are being asked to ratify the appointment by our Audit Committee of Deloitte as our independent registered public accounting firm for fiscal year 2011.

Members of Deloitte will be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.  If Deloitte should decline to act or otherwise become incapable of acting, or if Deloitte’s engagement is discontinued for any reason, our Audit Committee will appoint another accounting firm to serve as our independent registered public accounting firm for fiscal year 2011.

 2010 and 2009 Audit Fees

The following table summarizes the aggregate fees billed by Deloitte for 2010 and 2009 for the following professional services:

	2010	2009
	($ in thousands)	($ in thousands)
Audit Fees (a)	$1,358	$1,412
Audit-Related Fees (b)	37	-
Tax Fees (c)	29	-
All Other Fees (d)	-	101
Total	$1,424	$1,513

(a)	Fees for audit services billed in 2010 and 2009 consisted of:
	●	audit of our annual financial statements
	●	reviews of our quarterly financial statements
	●	attestation of management’s assessment and effectiveness of internal controls as required by the Sarbanes-Oxley Act of 2002, Section 404
	●	statutory and regulatory audits, consents and other services related to SEC matters
(b)	Fees for audit-related services billed in 2010 consisted of services pertaining to our $300 million senior unsecured notes offering.
(c)	Tax fees billed in 2010 were related to tax planning strategies.
(d)	All other fees billed in 2009 were for services for an assessment of the impact of the adoption of International Financial Reporting Standards.

The Audit Committee is required by its charter to pre-approve audit services and permitted non-audit services to be performed by our independent registered public accounting firm.  The Audit Committee approved all services provided by Deloitte during 2010.

In considering the nature of the services provided by Deloitte, the Audit Committee determined that such services are compatible with the provision of independent audit services.  The Audit Committee discussed these services with Deloitte and management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF
DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM FOR 2011.

AUDIT COMMITTEE REPORT

We are responsible for providing independent, objective oversight of Advance’s accounting functions and internal controls and operate pursuant to a written charter approved by Advance’s Board.  We are comprised entirely of three independent directors who meet independence, experience and other qualification requirements of the NYSE listing standards, Section 10A(m)(3) of the Securities Exchange Act of 1934 and the rules and regulations of the SEC.  Advance’s Board has determined the Audit Committee’s current chair, Mr. Saladrigas, is the Audit Committee “financial expert,” as defined by SEC rules.

Management is responsible for Advance’s financial reporting process, including Advance’s system of internal control, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States.  Advance’s independent registered public accounting firm, or “independent accountants,” is responsible for auditing its consolidated financial statements and providing an opinion as to their conformity with accounting principles generally accepted in the United States as well as attesting and reporting on the effectiveness of its internal controls over financial reporting.  Our responsibility is to monitor and review these processes. It is not our duty or responsibility to conduct auditing or accounting reviews or procedures.  Consequently, in carrying out our oversight responsibilities, we shall not be charged with, and are not providing, any expert or special assurance as to Advance’s financial statements, or any professional certification as to the independent accountants’ work.  In addition, we have relied on management’s representation that the financial statements have been prepared with integrity and objectively in conformity with accounting principles generally accepted in the United States and on the representations of independent accountants included in their report on Advance’s financial statements.

During 2010 we met eleven times, including seven times via conference call.  We schedule our meetings to ensure we have sufficient time to devote attention to all of our tasks.  During 2010 and subsequent to the end of the year, we:

•	appointed Deloitte & Touche LLP as the independent registered public accounting firm for fiscal year 2010;
•	met with management and the independent accountants to review and discuss Advance’s critical accounting policies and significant estimates;
•	met with management and the independent accountants to review and approve the fiscal year 2010 audit plan;
•	met regularly with both the independent accountants and the Chief Internal Audit Executive outside the presence of management;
•	met with management and the independent accountants to review the audited financial statements for the year ended January 1, 2011, and internal controls over financial reporting as of January 1, 2011;
•	reviewed and discussed the quarterly and annual reports prior to filing with the SEC;
•	reviewed and discussed the quarterly earnings press releases and other financial press releases;
•	met with the Chief Internal Audit Executive to review, among other things, the audit plan, test work, findings and recommendations, and staffing;
•	reviewed the processes by which risk is assessed and mitigated; and
•	completed all other responsibilities under the Audit Committee charter.

We have discussed with the independent accountants the matters required by PCAOB AU 380, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board, and SEC Rule 2-07 of Regulation S-X, which includes a review of significant accounting estimates and Advance’s accounting practices.  In addition, we have received written disclosures and the letter from the independent accountants required by PCAOB Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence, and discussed with the independent accountants their firm’s independence.

Based upon our discussion with management and the independent accountants, and our review of the representations of management and the independent accountants, we recommended to the Board that the audited consolidated financial statements be included in Advance’s annual report on Form 10-K for the year ended January 1, 2011.

We considered whether the independent accountants’ provision of non-audit services to Advance is compatible with maintaining the independent accountants’ independence, and have determined the provision of the non-audit services are compatible with the independent accountants’ independence.  Accordingly, we have approved retention of Deloitte as Advance’s independent registered public accounting firm for fiscal year 2011.

We reviewed and reassessed the adequacy of the Audit Committee Charter and recommended no changes.

THE AUDIT COMMITTEE
Carlos A. Saladrigas, Chair
John C. Brouillard
Gilbert T. Ray

OTHER MATTERS

A copy of our 2010 annual report to stockholders is being sent to each stockholder of record together with this Proxy Statement.  The annual report is not part of our proxy soliciting material, but it can be accessed at www.AdvanceAutoParts.com under the Investor Relations section.

By order of the Board of Directors,

Sarah E. Powell
Senior Vice President, General Counsel
and Corporate Secretary

Roanoke, Virginia
April 7, 2011

Advance Auto Parts
Service is our best part.

ATTN: SARAH E. POWELL
5008 AIRPORT ROAD
ROANOKE, VA 24012

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 16, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 16, 2011. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If voting by Internet or telephone, there is NO need to mail back the attached proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M33373-P06242 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

ADVANCE AUTO PARTS, INC.

The Board of Directors recommends that you vote "FOR" all Nominees listed in Proposal 1 and "FOR" Proposal 4.

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) John F. Bergstrom
02) John C. Brouillard
03) Fiona P. Dias
04) Frances X. Frei
05) Darren R. Jackson
06) William S. Oglesby
07) J. Paul Raines
08) Gilbert T. Ray
09) Carlos A. Saladrigas

The Board of Directors recommends you vote "FOR" Proposal 2:

	For	Against	Abstain
2. Approve, by advisory vote, the compensation of our named executive officers.	☐	☐	☐

The Board of Directors recommends you vote 1 year on the following proposal:

	1 Year	2 Years	3 Years	Abstain
3. Recommend, by advisory vote, how often stockholders should vote on the compensation of our named executive officers.	☐	☐	☐	☐

	For	Against	Abstain
4. Ratify the appointment of Deloitte & Touche LLP (Deloitte) as our independent registered public accounting firm for 2011.	☐	☐	☐

5. Transact other business that may properly come before the meeting or any meetings held upon any adjournment of the meeting.

All proxies heretofore given or executed with respect to the shares of stock represented by this proxy are, by the filing of this proxy, expressly revoked.

Our Annual Report to Stockholders and Proxy Statement for the 2011 Annual Meeting can be viewed on the Internet at http://www.AdvanceAutoParts.com

For address changes and/or comments, mark here. ☐
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M33374-P06242

- PROXY - Advance Auto Parts - PROXY -

Service is our best part.

This Proxy is Solicited on Behalf of the Board of Directors of Advance Auto Parts, Inc.

The undersigned stockholder(s) hereby appoint(s) Sarah E. Powell and Michael A. Norona, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of ADVANCE AUTO PARTS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholder(s) to be held at 8:30 AM, EDT on Tuesday, May 17, 2011, at The Hotel Roanoke & Conference Center, 110 Shenandoah Ave, NW., Roanoke, VA 24016, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations and in the discretion of the proxies named herein on any other matters as may properly come before the meeting or any postponement thereof. Receipt of notice of the annual meeting and proxy statement for the 2011 Annual Meeting is hereby acknowledged.

Address Changes/Comments: ______________________________

____

(If any Address Changes/Comments have been noted above, please mark corresponding box on the reverse side.)

PLEASE SIGN ON REVERSE SIDE and mail in the enclosed, postage prepaid envelope.